Filed Pursuant to Rule 424(b)(2)
Registration No. 333-154844

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 12, 2008)

Boeing Capital Corporation

$750,000,000 InterNotes®

We may offer to sell our Boeing Capital Corporation InterNotes® from time to time. We will specify the specific terms of our notes, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement carefully before you invest.

We may sell the notes to the agents referred to below as principal for resale at a fixed offering price specified in the applicable pricing supplement or at varying prices. We may also agree with the agents that they will use reasonable efforts as agents on our behalf to solicit offers to purchase notes from us as principal and receive a discount. We expect to pay between 0.300% and 3.150% per note sold as paying agent discounts. We also may offer the notes directly to investors without the assistance of the agents.

The agents have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity at any time. Unless otherwise specified in any pricing supplements, we do not intend to list notes on any stock exchange.

Investing in the notes involves certain risks including those described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement and beginning on page 2 of the attached prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the attached prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Lead Managers and Lead Agents

BofA Merrill Lynch	Incapital LLC

Agents

Charles Schwab & Company, Inc. Morgan Stanley Wells Fargo Advisors, LLC	Citi UBS Investment Bank

Prospectus Supplement dated August 7, 2009

InterNotes® is a registered servicemark of Incapital Holdings LLC

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus and any related pricing supplement required to be filed with the Securities and Exchange Commission. We have not, and the agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the attached prospectus or any related pricing supplement is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospectus may have changed since that date.

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to “we”, “us”, “our”, or similar references mean Boeing Capital Corporation.

S-i

SUMMARY

This section outlines the legal and financial terms of the notes that are more generally described herein under “Description of Notes.” We will specify the specific terms of our notes, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement. You should read the more detailed information appearing elsewhere in this prospectus supplement and the attached prospectus, as well as in the applicable pricing supplement relating to each offering of notes, carefully before you invest.

Issuer	Boeing Capital Corporation, 500 Naches Avenue, SW, Third Floor, Renton, Washington 98057; phone: (425) 965-4000

Securities	Boeing Capital Corporation InterNotes®

Purchasing Agent	Incapital LLC

Joint Lead Managers and Lead Agents	Banc of America Securities LLC and Incapital LLC

Agents	Charles Schwab & Company, Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wells Fargo Advisors, LLC

Amount	We may issue up to $750,000,000 aggregate initial offering price of notes. There are no limitations on our ability to issue additional indebtedness in the form of InterNotes® or otherwise.

Denominations	Unless otherwise specified in the applicable pricing supplement, the notes will be issued and sold in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Ranking	The notes will be our direct unsecured unsubordinated obligations and will rank equally with our other unsecured unsubordinated indebtedness from time to time outstanding.

Maturities	The notes will be due nine months or more from the date of original issuance, as specified in the applicable pricing supplement.

Interest	Each note will bear interest from its date of original issuance until the principal thereof is paid or duly provided for, at a either fixed rate per year specified in the applicable pricing supplement, or at a floating rate specified in the applicable pricing supplement, which may be based on the Federal Funds Rate, LIBOR, the Prime Rate, the Treasury Rate or other such interest rate basis or interest rate formula as is specified in the applicable pricing supplement, each as more fully described in this prospectus supplement and the attached prospectus.

Interest on each note will be payable as set forth in the applicable pricing supplement.

Principal	The principal amount of each note will be payable on its stated maturity date specified in the applicable pricing supplement, unless redeemed or repaid prior thereto in accordance with its terms, at the corporate trust office of the trustee or at any other place we may designate.

Redemption and Repayment	Unless otherwise stated in the applicable pricing supplement, the notes will not be redeemable at our option or repayable at the option of the holder prior to the maturity date, and the notes are not subject to any sinking fund.

Survivor’s Option	If so specified in the applicable pricing supplement, a note will be subject to repayment prior to maturity, if requested by the authorized representative of the beneficial owner, following the death of the beneficial owner, so long as the note was owned by the beneficial owner or his estate for at least six months prior to the request for repayment and such request for repayment is made by a person having authority to act on behalf of the deceased owner. The right to require repayment in these circumstances is referred to as a “Survivor’s Option.” This option is subject to limits, both individually and on an aggregate basis, on the dollar amount that may be exercised in any calendar year, as described in the section entitled “Description of Notes—Survivor’s Option.”

Sale and Clearance	We will sell notes in the United States only. Notes will be issued in book-entry form through the facilities of The Depository Trust Company (“DTC”).

Trustee	Deutsche Bank Trust Company Americas.

Selling Group	The agents and dealers comprising the selling group are broker-dealers and securities firms. The agents, including the Purchasing Agent, have entered into a Selling Agent Agreement with us dated as of August 7, 2009. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. The agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may contact the Purchasing Agent at info@incapital.com for a list of selling group members.

ABOUT THIS PROSPECTUS SUPPLEMENT

We intend to use this prospectus supplement, the attached prospectus and a related pricing supplement to offer our notes from time to time. This prospectus supplement supplements a prospectus which is part of a registration statement that we have filed with the SEC. This prospectus supplement provides you with certain terms of notes we may offer in connection with the Boeing Capital Corporation InterNotes® program and supplements the description of the debt securities contained in the attached prospectus. We may from time to time sell these InterNotes® in various offerings up to $750,000,000 initial aggregate offering price. While we have various notes and other evidence of indebtedness outstanding, references in this prospectus supplement to “notes” are to the Boeing Capital Corporation InterNotes® offered by this prospectus supplement.

Each time we issue notes, we will prepare a pricing supplement that will contain additional terms of the offering and the specific description of the notes being offered. A copy of that pricing supplement will be provided to the purchaser along with a copy of this prospectus supplement and the accompanying prospectus. That pricing supplement also may add, update or change information in this prospectus supplement and the accompanying prospectus, including provisions describing the calculation of interest and the method of making payments under the terms of a note. The flexibility available to us to set or negotiate individualized terms described in this prospectus supplement means that there may be transactions that are quite complex. If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus and the applicable pricing supplement, you should rely on the information in the applicable pricing supplement. You should read this prospectus supplement and the accompanying prospectus and the applicable pricing supplement together with the additional information that is incorporated by reference in this prospectus supplement and the accompanying prospectus. That additional information is described under the heading “Where You Can Find More Information About Us.”

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the attached prospectus and any related pricing supplement required to be filed with the Securities and Exchange Commission. We have not, and the agents have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the attached prospectus or any related pricing supplement is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospectus may have changed since that date.

Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to “we”, “us”, “our”, or similar references mean Boeing Capital Corporation.

RISK FACTORS

Your investment in the notes involves certain risks, not all of which are described in this prospectus supplement. You should consult your own financial and legal advisors about the risks presented by an investment in the notes and the suitability of your investment in the notes in light of your particular circumstances. In consultation with your own legal and financial advisors, you should carefully consider, among other matters, the following discussion of risks as well as other information we include or incorporate by reference in this prospectus supplement and the attached prospectus and any applicable pricing supplement, including the risk factors in our most recently filed Annual Report on Form 10-K and our most recently filed quarterly reports on Form 10-Q. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters described in the risk factors were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or a portion of your investment. The notes are not an appropriate investment for you if you are unsophisticated with respect to their significant components and interrelationships.

The market value of the notes may be affected by factors in addition to credit ratings.

Any credit ratings assigned to the notes reflect the rating agencies’ opinion of our ability to make payments on the notes when such payments are due. Actual or anticipated changes in the credit ratings assigned to the notes will generally affect the value of your notes. The credit ratings assigned to the notes, however, may not reflect fluctuations in the market value of the notes as a result of changes in prevailing interest rates, our credit spreads or other factors.

Any credit ratings that are assigned to the notes may not reflect the potential impact of all risks on the market value of the notes.

If you purchase redeemable notes, we may choose to redeem notes when prevailing interest rates are relatively low.

If your notes will be redeemable at our option, we may choose to redeem your notes from time to time. Prevailing interest rates at the time we redeem your notes would likely be lower than the rate borne by the notes as of their original issue date. In such a case you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the redemption date approaches.

Any Survivor’s Option may be limited in amount and time.

We may choose to limit the aggregate principal amount of notes that may be redeemed under the Survivor’s Option in any calendar year to the greater of $2,000,000 or 2% of the outstanding principal amount of all Boeing Capital Corporation InterNotes® outstanding as of the end of the most recent calendar year, as described in “Description of Notes—Survivor’s Option.” We may also limit to $250,000 in any calendar year the aggregate principal amount of notes subject to the Survivor’s Option that may be exercised in such calendar year on behalf of any one deceased owner of beneficial interests in one or more notes. Accordingly, no assurance can be given that exercise of the Survivor’s Option for the desired amount will be permitted in any single calendar year. Furthermore, a Survivor’s Option may not be exercised until at least six months after the note was acquired by its deceased beneficial owner.

We cannot assure that a trading market for your notes will ever develop or be maintained.

There is currently no secondary market in which the notes can be resold, and there can be no assurance that a secondary market will ever develop. If a secondary market does develop, there can be no assurance that it will continue or that it will be sufficiently liquid to allow you to resell your notes if or when you want or at a price that you consider appropriate. In evaluating the notes, you should assume that you will be holding the notes until their maturity.

If you try to sell the notes before they mature, the market value, if any, may be less than the principal amount of the notes.

Unlike savings accounts, certificates of deposits or similar investment products, the Survivor’s Option, if any, may be the only way the Notes can be repaid before their scheduled maturity. If you are able to sell your notes prior to maturity, there are many factors independent of our creditworthiness and outside of our control that may affect the market value of the notes. Some of these factors, but not all, are mentioned below. Some of these factors are interrelated. As a result, the effect of one factor may be offset by the effect of another factor. Those factors include, without limitation:

•	the method of calculating the principal, premium (if any), interest and other amounts payable on the notes;

•	the time remaining to the maturity of the notes;

•	the outstanding principal amount of the notes;

•	the redemption or repayment features, if any, of the notes;

•	the rates of interest prevailing in the markets may be higher than rates borne by the notes; and

•	the level, direction and volatility of interest rates generally.

There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

Floating-rate notes have additional risks that conventional fixed-rate notes do not.

If your notes bear interest at a floating rate, including at a rate based upon the Federal Funds Rate, LIBOR, the Prime Rate or the Treasury rate, or other such interest rate basis or interest rate formula specified in the applicable pricing supplement, it will be subject to additional significant risks not associated with a conventional fixed-rate debt security. These risks include fluctuation of the interest rates and the possibility that you will receive a lower amount of interest in the future as a result of such fluctuations. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of market volatility and other risks and their impact on the value of, or payments made on, your floating-rate notes. In recent years, interest rates have been volatile, and that volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Holders of indexed notes are subject to important risks that are not associated with more conventional debt securities.

If you invest in indexed notes, you will be subject to significant additional risks not associated with conventional fixed-rate or floating-rate debt securities. These risks include the possibility that the particular index or indices or other reference asset may be subject to fluctuations, and the possibility that you will receive a lower, or no, amount of principal, premium or interest. In recent years, many securities, currencies, commodities, interest rates, inflation rates, indices and other reference assets have experienced significant volatility, and this volatility may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of market volatility and other risks and their impact on the value of, or payments made on, your indexed notes. Some of the additional risks that you should consider in connection with an investment in indexed notes are as follows:

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You may lose some or all of your principal amount. The principal amount of an indexed note may or may not be fully “principal protected.” A note that is not fully “principal protected” means that the principal amount you will receive at maturity may be less than the original purchase price of the indexed note. It also is possible that no principal amount will be repaid. In addition, all notes, even those that are fully “principal protected”, are subject to credit risk.

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Your yield may be less than the yield on a conventional debt security of comparable maturity. Due to the contingent nature of any payments on indexed notes, any yield on your investment in an indexed note (whether or not the principal amount is indexed) may be less than the overall return you would earn if you purchased a conventional fixed-rate or floating-rate debt security at the same time and with the same maturity date.

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The existence of a multiplier or leverage factor may result in the loss of your principal and interest. Some indexed notes may have interest and principal payments that increase or decrease at a rate greater than the rate of a favorable or unfavorable movement in the indexed item. This is referred to as a multiplier or leverage factor. A multiplier or leverage factor in a principal or interest index will increase the risk that no principal or interest will be paid.

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Payment on the indexed note prior to maturity may result in a reduced return on your investment. The terms of an indexed note may require that the indexed note be paid prior to its scheduled maturity date. That early payment could reduce your anticipated return. In addition, you may not be able to invest the funds you receive upon such payment in a new investment that yields a similar return.

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Historical changes in an index or other reference asset may not be indicative of future changes. Changes in a reference asset that have occurred in the past are not necessarily indicative of the range of, or trends in, changes that may occur in the future. You should not rely on any historical changes or trends in the reference asset underlying an indexed note as an indicator of future changes. Fluctuations in a reference asset result from a variety of factors that we do not control and cannot predict. Such changes may impact the rate of interest payable and the return of principal on your indexed notes.

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No statutory, judicial or administrative authority directly addresses the characterization for United States federal income tax purposes of some types of indexed notes. As a result, significant United States federal income tax consequences of an investment in those indexed notes are not certain. We are not requesting, and will not request in the future, a ruling from the United States Internal Revenue Service (the “IRS”) for any of the indexed notes we may offer, and we give no assurance that the IRS will agree with the statements made in this prospectus or in the applicable pricing supplement.

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Your investment return may be less than a comparable direct investment in the applicable reference asset or in a fund that invests in that reference asset. A direct investment in the applicable reference asset or in a fund that invests in that reference asset would allow you to receive the full benefit of any appreciation in the price of the reference asset, as well as in any dividends or distributions paid on any shares of capital stock, if any, that constitute the reference asset. The notes may not provide you the same return. An investment in indexed notes also exposes you to credit risk that a direct investment in the applicable reference asset or in a fund that invests in that reference asset does not.

The United States federal income tax consequences of indexed notes and certain other notes will depend on the terms of such notes and may be uncertain.

Indexed notes and certain other notes issued hereunder may have particular terms that result in uncertain treatment of those notes for United States federal income tax purposes. For example, the terms of certain notes may cause them to be treated other than as indebtedness for United States federal income tax purposes, or to be subject to special rules such as the contingent payment debt instrument rules under Section 1.1275-4 of the Treasury regulations promulgated under the Code. To the extent that the United States federal income tax consequences of any particular note differ from the tax consequences described below under “United States Federal Income Taxation,” the tax consequences of such note will be described in the applicable pricing supplement.

During periods of deflation or reduced inflation, the interest rate applicable to CPI-linked notes for any interest period could be as low as zero.

During periods of deflation or reduced inflation, the amount of interest payable on notes linked to the U.S. Consumer Price Index, or “CPI,” will decrease and could be as low as zero. This also may have an impact on the trading prices of CPI-linked notes, especially during periods of significant and rapid changes in the CPI.

DESCRIPTION OF OUR BUSINESS AND OUR COMPANY

We are a commercial finance company. In the commercial aircraft market, we facilitate, arrange, structure and provide selective financing solutions for Boeing’s Commercial Airplanes segment customers. In the space and defense markets, we primarily arrange and structure financing solutions for Boeing’s Integrated Defense Systems segment customers.

We and Boeing entered into a support agreement on December 23, 2003 with the following principal features:

•	Boeing will maintain 51% or greater ownership of us,

•	Boeing will make contributions to us if our fixed-charge coverage ratio falls below 1.05-to-1 on a four-quarter rolling basis, and

•	Boeing will make contributions to us, if needed, to maintain our tangible net worth at a level of at least $50 million.

The support agreement may not be modified or terminated unless (a) the holders of at least two-thirds of the aggregate principal amount of our debt then outstanding consent to a modification or termination or (b) the modification or termination does not adversely affect the credit ratings of our debt (as determined by each of Moody’s, Standard & Poor’s, and Fitch that rates our debt at the time of the modification or termination). “Debt” for purposes of the support agreement means all present or future indebtedness of Boeing Capital for borrowed money, evidenced by bonds, debentures, notes or similar instruments, excluding intercompany indebtedness. The support agreement is not a guarantee of any of our indebtedness, and is not directly enforceable against Boeing by third parties. The holders of more than 50% of the aggregate outstanding principal amount of all debt have the right to demand that Boeing Capital enforce its rights with respect to the obligations of Boeing listed above.

We operate primarily out of our headquarters located at 500 Naches Avenue, SW, Third Floor, Renton, Washington 98057 ((425) 965-4000).

We were incorporated in Delaware in 1968 and are an indirect wholly-owned subsidiary of The Boeing Company. The Boeing Company is not the issuer of the notes and is not a guarantor of the notes.

DESCRIPTION OF NOTES

The following summary of certain terms of the notes being offered supplements and, to the extent inconsistent with or to the extent otherwise specified in an applicable pricing supplement, replaces, the description of the general terms and provisions of the Debt Securities set forth under the heading “The Debt Securities” in the accompanying prospectus. The notes will have the terms described below unless otherwise specified in the applicable pricing supplement. Capitalized terms not defined below have the meanings given to them in the accompanying prospectus and in the indenture relating to the notes.

Our notes being offered by this prospectus supplement and the accompanying prospectus and any pricing supplement will be issued under an indenture dated as of August 31, 2000 (the “indenture”) between us and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee (the “trustee”), which is more fully described in the accompanying prospectus. The indenture does not limit the aggregate amount of debt securities that may be issued under it and provides that the debt securities may be issued under it from time to time in one or more series. The following statements are summaries of the material provisions of the indenture and the notes. These summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, including for the definitions of certain terms. The notes constitute a single series of debt securities for purposes of the indenture and are limited to an aggregate principal amount of up to $750,000,000. We may increase the foregoing limit, however, by appropriate corporate action if in the future we wish to sell additional notes.

We may issue notes that bear interest at a fixed rate described in the applicable pricing supplement. We refer to these notes as “fixed-rate notes.” We may issue notes that bear interest at a floating rate of interest determined by reference to one or more interest rate bases, or by reference to one or more interest rate formulae, described in the applicable pricing supplement. We refer to these notes as “floating-rate notes.” In some cases, the interest rate of a floating-rate note also may be adjusted by adding or subtracting a spread or by multiplying the interest rate by a spread multiplier. A floating-rate note also may be subject to a maximum interest rate limit, or ceiling, and/or a minimum interest rate limit, or floor, on the interest that may accrue during any interest period.

We also may issue notes that provide that the rate of return, including the principal, premium, if any, interest or other amounts payable, if any, is determined by reference, either directly or indirectly, to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interest rates, inflation rates, stock indices, or other indices or formulae, in each case as specified in the applicable pricing supplement. We refer to these notes as “indexed notes.”

We will identify the calculation agent for any floating-rate notes or indexed notes in the applicable pricing supplement. The calculation agent will be responsible for calculating the interest rate, reference rates, principal, premium, if any, interest or other amounts payable, if any, applicable to the floating-rate notes or indexed notes, as the case may be, and for certain other related matters. The calculation agent, at the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if already determined, the interest rate that is to take effect on the next interest reset date, as described below, for the floating-rate note. We may replace any calculation agent or elect to act as the calculation agent for some or all of the notes, and the calculation agent also may resign.

Notes issued in accordance with this prospectus supplement, the accompanying prospectus, the applicable pricing supplement and any written communication from us or the agents will have the following general characteristics:

•	The notes will be our direct unsecured unsubordinated obligations and will rank equally with all of our other unsecured unsubordinated indebtedness from time to time outstanding;

•	Unless otherwise specified in the applicable pricing supplement, the notes may not be redeemed at our option and will not be subject to any sinking fund;

•	The notes may be offered from time to time by us through the Purchasing Agent and each note will mature on a day that is at least nine months or more from its date of original issuance;

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Each note will bear interest from its issue date at a fixed or a floating rate or the notes will have a rate of return, including principal, premium, if any, interest or other amounts payable, if any, that is determined by reference, either directly or indirectly, to the price, performance or levels of one or more securities, currencies or composite currencies, commodities, interest rates, inflation rates, stock indices or other indices or formulae; and

•	Unless otherwise specified in the applicable pricing supplement, the minimum denomination of the notes will be $1,000, which may be increased by multiples of $1,000.

In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

•	the price, which may be expressed as a percentage of the aggregate principal amount of the note, at which the note will be issued to the public;

•	the date on which the note will be issued to the public;

•	the maturity date of the note;

•	whether the note is a fixed-rate note, a floating-rate note or an indexed note;

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the method of determining and paying interest, including any applicable interest rate basis or bases, any initial interest rate, any interest reset dates, any interest payment dates, any index maturity, and any maximum or minimum interest rate;

•	any spread or spread multiplier applicable to a floating-rate note or an indexed note;

•	the interest payment frequency;

•	the purchase price, Purchasing Agent’s discount and net proceeds to us;

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whether the authorized representative of the holder of a beneficial interest in the note will have the right to seek repayment or repurchase upon the death of the purchaser as described under “—Survivor’s Option”;

•	if the note may be redeemed at our option or repaid at the option of the holder prior to its maturity date, and the provisions relating to any such redemption or repayment;

•	any special United States federal income tax consequences of the purchase, ownership and disposition of the note; and

•	any other significant terms of the note.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Payment of Principal and Interest

Principal of and interest on the notes will be paid to owners of a beneficial interest in the notes in accordance with the arrangements then in place between the paying agent and The Depository Trust Company (referred to as “DTC”) and its participants as described under “Registration and Settlement”.

Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and at maturity or on the date of redemption or repayment if a note is redeemed or repaid prior to maturity. Interest is payable to the person in whose name a note is registered at the close of business on the regular record date before each interest payment date. Interest payable at maturity, on a date of redemption or repayment or in connection with the exercise of a Survivor’s Option is payable to the person to whom principal is payable.

In the event that any interest payment date, stated maturity date or date of earlier redemption or repayment for any fixed-rate note is not a business day, principal and/or interest on such fixed-rate note will be paid on the next succeeding business day; however, we will not pay any additional interest due to the delay in payment. If an interest payment date (other than the stated maturity date or date of earlier redemption or repayment) for any floating-rate note falls on a day that is not a business day, it will be postponed to the following business day and interest thereon will continue to accrue, except that, in the case of a LIBOR note, if that business day would fall in the next calendar month, the interest payment date will be the immediately preceding business day. If the stated maturity date or date of earlier redemption or repayment for a floating-rate note falls on a day that is not a business day, we will make the payment of principal and interest on the next business day, without additional interest.

Unless we specify otherwise in the applicable pricing supplement, “business day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law or regulation to be closed. A “London Banking Day” means any day on which commercial banks are open for business (including dealings in U.S. dollars) in London, England.

We will pay any administrative costs imposed by banks in connection with making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments, including, without limitation, any withholding tax, is the responsibility of the holders of a beneficial interest in the notes in respect of which such payments are made.

Maturity

Each note will mature on any date nine months or more from its date of issue (the “stated maturity date”), as specified in the applicable pricing supplement, unless the principal of the note (or any installment of principal) becomes due and payable prior to the stated maturity date, whether by the declaration of acceleration of maturity, notice of redemption at our option, notice of election to exercise the Survivor’s Option, or otherwise. The stated maturity date or any date prior to the stated maturity date on which a particular note becomes due and payable is referred to as the “maturity date” with respect to the principal of the particular note repayable on that date.

Interest and Interest Rates

Fixed-Rate Notes

Each fixed-rate note will accrue interest from its issue date until its stated maturity date or earlier redemption. The applicable pricing supplement will specify a fixed interest rate per year payable monthly, quarterly, semi-annually or annually. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If the stated maturity date or interest payment date for any note is not a business day, principal, premium, if any, and interest for that note will be paid on the next business day, and no interest will accrue on the amount payable from, and after, the stated maturity date or stated interest payment date.

Unless otherwise specified in the applicable pricing supplement, interest on the fixed-rate notes will be paid as follows:

Interest Payment Frequency	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.
Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the note was issued.
Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note was issued.
Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the note was issued.

The regular record date for any interest payment date will be the first day of the calendar month in which the interest payment date occurs (whether or not a business day), except that the regular record date for the final interest payment date will be the final interest payment date.

Interest on a fixed-rate note will be generally payable beginning on the first interest payment date after its issue date to holders of record on the corresponding regular record date. However, if the date of original issuance of a fixed-rate note is between a regular record date and the corresponding interest payment date, the first interest payment will be made on the next succeeding interest payment date.

Floating-Rate Notes Interest Rate Bases

Each floating-rate note will have an interest rate basis or formula, which may be based on:

•	the federal funds rate, in which case the note will be a “federal funds rate note”;

•	the London interbank offered rate, in which case the note will be a “LIBOR note”;

•	the prime rate, in which case the note will be a “prime rate note”;

•	the treasury rate, in which case the note will be a “treasury rate note”; or

•	any other interest rate formula specified in the applicable pricing supplement.

The specific terms of each floating-rate note, including the initial interest rate in effect until the first interest reset date, will be specified in the applicable pricing supplement. Thereafter, the interest rate will be determined by reference to the specified interest rate basis or formula, plus or minus the spread, if any, or multiplied by the spread multiplier, if any. The “spread” is the number of basis points we specify on the floating-rate note to be added to or subtracted from the base rate. The “spread multiplier” is the percentage we specify on the floating-rate note by which the base rate is multiplied in order to calculate the applicable interest rate.

Interest Reset Dates. The interest rate of each floating-rate note may be reset daily, weekly, monthly, quarterly, semi-annually or annually, as we specify in the applicable pricing supplement. The interest rate in effect from the issue date to the first interest reset date for a floating-rate note will be the initial interest rate, as specified in the applicable pricing supplement. We refer to the period during which an interest rate is effective as an “interest period”, and the first day of each interest period as an “interest reset date.” The interest reset dates will be specified in the applicable pricing supplement.

If any interest reset date for any floating-rate note falls on a day that is not a business day for the floating-rate note, the interest reset date for the floating-rate note will be the next day that is a business day for the floating-rate note. However, in the case of a LIBOR note, if the next business day is in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

Interest Determination Dates. Unless otherwise specified in the applicable pricing supplement, the interest determination date for an interest reset date will be:

•	for a federal funds rate note or a prime rate note, the business day immediately preceding the interest reset date;

•	for a LIBOR note, the second London Banking Day immediately preceding the interest reset date;

•	for a treasury rate note, the day of the week in which the interest reset date falls on which Treasury bills, as defined below, of the applicable index maturity would normally be auctioned; and

•

for a floating-rate note for which the interest rate is determined by reference to two or more base rates, the interest determination date will be the most recent business day that is at least two business days prior to the applicable interest reset date for the floating-rate note on which each applicable base rate is determinable.

The “index maturity” is the period to maturity of the instrument for which the interest rate basis is calculated.

Treasury bills usually are sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction usually is held on the following Tuesday, except that the auction may be held on the preceding Friday. If, as a result of a legal holiday, an auction is held on the preceding Friday, that preceding Friday will be the interest determination date pertaining to the interest reset date occurring in the next succeeding week. The treasury rate will be determined as of that date, and the applicable interest rate will take effect on the applicable interest reset date.

Calculation Date. Unless otherwise specified in the applicable pricing supplement, the calculation date for any interest determination date will be the date by which the calculation agent computes the amount of interest owed on a floating-rate note for the related interest period. Unless otherwise specified in the applicable pricing supplement, the calculation date will be the earlier of:

(1) the tenth calendar day after the related interest determination date or, if that day is not a business day, the next succeeding business day, or

(2) the business day immediately preceding the applicable interest payment date, the maturity date or the redemption or prepayment date, as the case may be.

Interest Payments. Except as provided below and unless otherwise provided in the applicable pricing supplement, interest on floating-rate notes will be payable, in the case of floating-rate notes with an interest reset date that resets:

•	daily, weekly or monthly—on a date that occurs in each month, as specified in the applicable pricing supplement;

•	quarterly—on a date that occurs in each third month, as specified in the applicable pricing supplement;

•	semi-annually—on a date that occurs in each of two months of each year, as specified in the applicable pricing supplement; and

•	annually—on a date that occurs in one month of each year, as specified in the applicable pricing supplement.

Interest on a floating-rate note will generally be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date. However, if the date of original issuance of a floating-rate note is between a regular record date and the corresponding interest payment date, the first interest payment will be made on the next succeeding interest payment date. The regular record date for any interest payment date for a floating-rate note will be the fifteenth calendar day immediately preceding such interest payment date (whether or not a business day), except that the regular record date for interest due on any note’s stated maturity date or date of earlier redemption or repayment will be that particular date.

For each floating-rate note, the calculation agent will determine the interest rate for the applicable interest period and will calculate the amount of interest accrued during each interest period. Accrued interest on a floating-rate note is calculated by multiplying the principal amount of a note by an accrued interest factor. This accrued interest factor is the sum of the interest factors calculated for each day in the period for which accrued interest is being calculated. Unless we specify otherwise in the applicable pricing supplement, the accrued interest factor will be computed and interest will be paid (including payments for partial periods) as follows:

•

for federal funds rate notes, LIBOR notes, prime rate notes or any other floating-rate notes other than treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 360; and

•	for treasury rate notes, the daily interest factor will be computed by dividing the interest rate in effect on that day by 365 or 366, as applicable.

All dollar amounts used in or resulting from any calculation on floating-rate notes will be rounded to the nearest cent, with one-half cent being rounded upward. Unless we specify otherwise in the applicable pricing supplement, all percentages resulting from any calculation with respect to a floating-rate note will be rounded, if necessary, to the nearest one hundred-thousandth of a percent, with five one-millionths of a percentage point rounded upwards, e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655).

The calculation agent, upon the request of the holder of any floating-rate note, will provide the interest rate then in effect and, if different, the interest rate that will become effective on the next interest reset date as a result of a determination made on the most recent interest determination date with respect to the floating-rate note.

LIBOR Notes. Each LIBOR note will bear interest at the LIBOR base rate, adjusted by any spread or spread multiplier, as specified in the applicable pricing supplement. The LIBOR base rate will be the London interbank offered rate for deposits in U.S. dollars, as specified in the applicable pricing supplement. Except as provided below, LIBOR for each interest period will be calculated on the interest determination date for the related interest reset date.

As determined by the calculation agent, LIBOR for any interest determination date will be the arithmetic mean of the offered rates for deposits in U.S. dollars having the index maturity described in the applicable pricing supplement commencing on the related interest reset date, as the rates appear on the LIBOR Reuters page designated in the applicable pricing supplement as of 11:00 A.M., London time, on that interest determination date, if at least two offered rates appear on the designated LIBOR Reuters page, except that, if the designated LIBOR Reuters page only provides for a single rate, that single rate will be used. The “designated LIBOR Reuters page” means the Reuters screen “LIBOR01” page (or such other page as may replace such page on that service or such other page as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

If fewer than two of the rates described above appear on that page or no rate appears on any page on which only one rate normally appears, then the calculation agent will determine LIBOR as follows:

•

The calculation agent will select (after consultation with us) four major banks in the London interbank market, which may include us, our affiliates, or affiliates of the agents. On the interest determination date, those four banks will be requested to provide their offered quotations for deposits in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date to prime banks in the London interbank market at approximately 11:00 A.M., London time.

•	If at least two quotations are provided, the calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•

If fewer than two quotations are provided, the calculation agent will select (after consultation with us) three major banks in New York City, which may include us, our affiliates, or affiliates of the agents. On the interest determination date, those three banks will be requested to provide their offered quotations for loans in U.S. dollars having an index maturity specified in the applicable pricing supplement commencing on the interest reset date to leading European banks at approximately 11:00 A.M., New York City time. The calculation agent will determine LIBOR as the arithmetic mean of those quotations.

•	If fewer than three New York City banks selected by the calculation agent are quoting rates, LIBOR for that interest reset period will remain LIBOR then in effect on the interest determination date.

Treasury Rate Notes. Each treasury rate note will bear interest at the treasury rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the treasury rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “treasury rate” for any interest determination date is the rate set at the auction of direct obligations of the United States (“Treasury bills”) having the index maturity described in the applicable pricing supplement, as specified under the caption “Interest Rate” on the display on Reuters 3000 Xtra Service, or any successor service, on page USAUCTION 10/11 or any other page that may replace such page.

If the rate cannot be determined as described above, the treasury rate will be determined as follows:

(1) If the rate is not displayed on Reuters page USAUCTION 10/11 or any other page that may replace such page by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate of Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(2) If the rate referred to in (1) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the bond equivalent yield, as defined below, of the auction rate of the applicable Treasury bills as announced by the U.S. Department of the Treasury.

(3) If the rate referred to in (2) above is not announced by the U.S. Department of the Treasury, or if the auction is not held, the treasury rate will be the bond equivalent yield of the rate on the particular interest determination date of the applicable Treasury bills as published in H.15(519) under the caption “U.S. Government Securities/Treasury Bills/ Secondary Market.”

(4) If the rate referred to in (3) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date of the applicable Treasury bills as published in H.15 Daily Update, or another recognized electronic source used for the purpose of displaying the applicable rate, under the caption “U.S. Government Securities/Treasury Bills/Secondary Market.”

(5) If the rate referred to in (4) above is not published by 3:00 P.M., New York City time, on the related calculation date, the treasury rate will be the rate on the particular interest determination date calculated by the calculation agent as the bond equivalent yield of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on that interest determination date, of three primary United States government securities dealers, which may include the agent or its affiliates, selected by the calculation agent (after consultation with us), for the issue of Treasury bills with a remaining maturity closest to the particular index maturity.

(6) If the dealers selected by the calculation agent are not quoting as mentioned in (5) above, the treasury rate will be the treasury rate in effect on the particular interest determination date.

The bond equivalent yield will be calculated using the following formula:

Bond equivalent yield =	D x N	x	100
360 – (D x M)

where “D” refers to the applicable annual rate for Treasury bills quoted on a bank discount basis and expressed as a decimal, “N” refers to 365 or 366, as the case may be, and “M” refers to the actual number of days in the applicable interest reset period.

“H.15(519)” means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

“H.15 Daily Update” means the daily update of H.15(519), available through the website of the Board of Governors of the Federal Reserve System at www.federalreserve.gov/releases/h15/update, or any successor site or publication.

Federal Funds Rate Notes. Each federal funds rate note will bear interest at the federal funds rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the federal funds rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “federal funds rate” for any interest determination date is the rate on that date for federal funds, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date under the heading “Federal Funds (Effective)” and displayed on Reuters, or any successor service, on page FEDFUNDS1 or any other page that may replace the specified page on that service (“Reuters Page FEDFUNDS1”).

The following procedures will be followed if the federal funds rate cannot be determined as described above:

•

If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date or does not appear on Reuters Page FEDFUNDS1, the federal funds rate will be the rate on that interest determination date, as published in H.15 Daily Update, or any other recognized electronic source for the purposes of displaying the applicable rate, under the caption “Federal Funds (Effective).”

•

If the alternative rate described above is not published in H.15 Daily Update by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the federal funds rate to be the average of the rates for the last transaction in overnight U.S. dollar federal funds quoted, prior to 9:00 A.M., New York City time, on that interest determination date, by each of three leading brokers of U.S. dollar federal funds transactions in New York City, selected by the calculation agent (after consultation with us).

•	If fewer than three brokers selected by the calculation agent are quoting as described above, the federal funds rate will be the federal funds rate then in effect on that interest determination date.

Prime Rate Notes. Each prime rate note will bear interest at the prime rate plus or minus any spread and multiplied by any spread multiplier described in the applicable pricing supplement. Except as provided below, the prime rate for each interest reset period will be calculated on the interest determination date for the related interest reset date.

The “prime rate” for any interest determination date is the prime rate or base lending rate on that date, as published in H.15(519) prior to 3:00 P.M., New York City time, on the calculation date for that interest determination date under the heading “Bank Prime Loan.”

The following procedures will be followed if the prime rate cannot be determined as described above:

•

If the rate is not published in H.15(519) by 3:00 P.M., New York City time, on the calculation date, then the prime rate will be the rate as published in H.15 Daily Update, or any other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Bank Prime Loan.”

•

If the alternative rate described above is not published in H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the calculation date, then the calculation agent will determine the prime rate to be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters screen US PRIME 1, as defined below, as that bank’s prime rate or base lending rate as in effect as of 11:00 A.M., New York City time, on that interest determination date.

•

If fewer than four rates appear on the Reuters screen US PRIME 1 for that interest determination date, by 3:00 P.M., New York City time, then the prime rate will be the average of the prime rates or base lending rates furnished in New York City by three substitute banks or trust companies (all organized under the laws of the United States or any of its states and having total equity capital of at least $500,000,000) selected by the calculation agent (after consultation with us) on the interest determination date. These selected banks or trust companies may include our subsidiaries or affiliates, or affiliates of the calculation agent.

•	If the banks selected by the calculation agent are not quoting as described above, the prime rate will remain the prime rate then in effect on the interest determination date.

“Reuters screen US PRIME 1” means the display designated as page “US PRIME 1” on the Reuters Monitor Money Rates Service (or any other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major U.S. banks).

Indexed Notes

We may issue indexed notes, in which the amount of principal, premium, if any, interest, or other amounts payable, if any, is determined by reference, either directly or indirectly, to the price, performance or levels of one or more:

•	securities;

•	currencies or composite currencies;

•	commodities;

•	interest rates;

•	inflation rates;

•	stock indices; or

•	other indices or formulae;

in each case as specified in the applicable pricing supplement. In this prospectus supplement, we may refer to these as “reference assets.”

An example of indexed notes that we may offer is “consumer price index linked notes” or “CPI-linked notes.” The monthly rate of interest on those notes is determined, in part, by a change in the Consumer Price Index published by the Bureau of Labor and Statistics of the U.S. Department of Labor.

Holders of some types of indexed notes may receive a principal amount at maturity that is greater than or less than the face amount of the notes, depending upon the relative value at maturity of the reference asset or underlying obligation. The value of the applicable index will fluctuate over time.

We will provide the method for determining the principal, premium, if any, interest, or other amounts payable, if any, in respect of that indexed note, certain historical information with respect to the specified index or indexed items and specific risk factors relating to that particular type of indexed note in the applicable pricing supplement. To the extent that the United States federal income tax consequences of any particular indexed note differ from the tax consequences described below under “United States Federal Income Taxation,” the tax consequences of such note will be described in the applicable pricing supplement.

Upon the request of the holder of an indexed note, the calculation agent will provide, if applicable, the current index, principal, premium, if any, rate of interest, interest payable, or other amounts payable, if any, in connection with the indexed note.

An indexed note may provide either for cash settlement or for physical settlement by delivery of the indexed security or securities, or other securities of the types listed above. An indexed note also may provide that the form of settlement may be determined at our option or the holder’s option. Some indexed notes may be exchangeable prior to maturity, at our option or the holder’s option, for the related securities.

Redemption and Repayment

Unless we otherwise provide in the applicable pricing supplement, a note will not be redeemable or repayable prior to its stated maturity date.

If the applicable pricing supplement states that the note will be redeemable at our option prior to its stated maturity date, then on such date or dates specified in the pricing supplement, we may redeem those notes at our option either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ written notice to the holder of those notes.

If the applicable pricing supplement states that your note will be repayable at your option prior to its stated maturity date, we will require receipt of notice of the request for repayment at least 30 but not more than 60 days prior to the date or dates specified in such pricing supplement. We also must receive the completed form entitled “Option to Elect Repayment.” Exercise of the repayment option by the holder of a note is irrevocable. In addition, we will not permit you to exercise the repayment option except in principal amounts of $1,000 and multiples of $1,000.

Since the notes will be represented by a global note, DTC or its nominee will be treated as the holder of the notes; therefore DTC or its nominee will be the only entity that receives notices of redemption of notes from us, in the case of our redemption of notes, and will be the only entity that can exercise the right to repayment of notes, in the case of optional repayment. See “Registration and Settlement.”

To ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular beneficial interest in a note, the beneficial owner of the interest in that note must instruct the broker or other direct or indirect participant through which it holds the beneficial interest to notify DTC or its nominee of its desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note to determine the cut-off time by which the instruction must be given for timely notice to be delivered to DTC or its nominee. Conveyance of notices and other communications by DTC or its nominee to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners of the notes will be governed by agreements among them and any applicable statutory or regulatory requirements.

The actual redemption or repayment normally will occur on the interest payment date or dates following receipt of a valid notice. Unless otherwise specified in the pricing supplement, the redemption or repayment price will equal 100% of the principal amount of the note plus accrued interest to the date or dates of redemption or repayment.

We may at any time purchase notes at any price or prices in the open market or otherwise. We may also purchase notes otherwise tendered for repayment by a holder, or a holder’s duly authorized representative pursuant to the Survivor’s Option described in the next paragraph, at the price set forth in the second succeeding paragraph. If we purchase the notes in this manner, we have the discretion to either hold, resell or surrender the notes to the trustee for cancellation.

Survivor’s Option

If specified in the applicable pricing supplement, the estate of the deceased beneficial owner of a note will be eligible to exercise a Survivor’s Option. The “Survivor’s Option” is a provision in a note pursuant to which we agree to repay or repurchase that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was owned by the beneficial owner or his estate for at least six months prior to the request. The pricing supplement relating to the notes of each series will state whether the Survivor’s Option applies to such notes.

If the Survivor’s Option is applicable to a note, upon the valid exercise of the Survivor’s Option and the proper tender of the note for repayment or repurchase, we will, at our option, either repay or repurchase that note, in whole or in part, at a price, unless otherwise specified in the pricing supplement, equal to 100% of the principal amount of the deceased beneficial owner’s beneficial interest in the note plus accrued interest to the date of repayment or repurchase.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note under the laws of the appropriate jurisdiction (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner). A beneficial owner of the note is a person who has the right, immediately prior to such person’s death, to receive the proceeds from the disposition of the note, as well as the right to receive payment of the principal of the note.

The death of a person holding a beneficial interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of the note, and the entire principal amount of the note so held will be subject to repayment or repurchase. However, the death of a person holding a beneficial interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the note.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership (described above) of a note will be deemed the death of the beneficial owner of the note for purposes of the Survivor’s Option, regardless of the registered holder of the note, if the beneficial interest can be established to the satisfaction of the trustee. The beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, the beneficial interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interest in the note during his or her lifetime.

We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted from all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of acceptances of exercise of the Survivor’s Option in such calendar year for any individual deceased beneficial owner. In addition, we will not permit the exercise of the Survivor’s Option except in principal amounts of $1,000 and integral multiples of $1,000 in excess thereof.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Each election to exercise the Survivor’s Option will be accepted in the order all such elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described above. Notes accepted for repayment or repurchase pursuant to exercise of the Survivor’s Option normally will be repaid or repurchased on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered pursuant to a valid exercise of the Survivor’s Option is August 1, 2009, and interest on that note is paid monthly, we would normally, at our option, repay or repurchase that note on the interest payment date occurring on September 15, 2009, because the August 15, 2009 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered pursuant to a valid exercise of the Survivor’s Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at its last known address as indicated in the note register, that states the reason the note has not been accepted for payment.

Since the notes are represented by a global note, DTC or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment or repurchase pursuant to exercise of the Survivor’s Option for a note, the deceased beneficial owner’s authorized representative must provide the following to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

•	a written instruction to such broker or other entity to notify DTC of the authorized person’s desire to obtain repayment pursuant to exercise of the Survivor’s Option;

•

appropriate evidence satisfactory to the trustee (a) that the deceased was the beneficial owner of the note at the time of death and the interest in the note was acquired by the deceased beneficial owner at least six months prior to the request for repayment or repurchase, (b) that the death of the beneficial owner has occurred, (c) of the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the deceased beneficial owner;

•

if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from the nominee attesting to the deceased’s beneficial ownership in such note;

•

a written request for repayment or repurchase signed by the representative of the deceased beneficial owner with signature guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a commercial bank or trust company having an office or correspondent in the United States;

•	if applicable, a properly executed assignment or endorsement;

•

tax waivers and any other instruments or documents that the trustee reasonably requires in order to establish the validity of the beneficial ownership of the notes and the claimant’s entitlement to payment; and

•

any additional information the trustee requires to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment or repurchase of the notes.

In turn, the broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties.

The broker or other entity will be responsible for disbursing payments received from the trustee to the representative. See “Registration and Settlement”.

Forms for the exercise of the Survivor’s Option may be obtained from Deutsche Bank Trust Company Americas, 60 Wall Street, 27th Floor, New York, NY 10005.

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders thereof.

REGISTRATION AND SETTLEMENT

The Depository Trust Company

All of the notes we offer will be issued in book-entry form only. This means that we will not issue certificates for notes. Instead, we will issue global notes in registered form (each, a “Global Note”). Each Global Note will be held through DTC and will be registered in the name of Cede & Co., as nominee of DTC. Accordingly, Cede & Co. will be the holder of record of the notes. Each note represents a beneficial interest in that Global Note.

Beneficial interests in a Global Note will be shown on, and transfers are effected through, records maintained by DTC or its participants. In order to own a beneficial interest in a note, you must be an institution that has an account with DTC or have a direct or indirect account with such an institution. Transfers of ownership interests in the notes will be accomplished by making entries in DTC participants’ books acting on behalf of beneficial owners.

So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole holder of the notes represented thereby for all purposes, including payment of principal and interest, under the indenture. Except as otherwise provided below, you will not be entitled to receive physical delivery of certificated notes and will not be considered the holders for any purpose under the indenture. Accordingly, you must rely on the procedures of DTC and the procedures of the DTC participant through which you own your note in order to exercise any rights of a holder of a note under the indenture. The laws of some jurisdictions require that certain purchasers of notes take physical delivery of such notes in certificated form. Those limits and laws may impair the ability to transfer beneficial interests in the notes.

Each Global Note representing notes will be exchangeable for certificated notes in fully registered form of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if (1) DTC notifies us that it is unwilling or unable to continue as Depositary for the Global Notes or we become aware that DTC has ceased to be a clearing agency registered under the Securities Exchange Act of 1934 and, in any such case we fail to appoint a successor to DTC within 60 calendar days, (2) we, in our sole discretion, determine that the Global Notes shall be exchangeable for certificated notes or (3) an event of default has occurred and is continuing with respect to the notes under the indenture. Upon any such exchange, the certificated notes shall be registered in the names of the beneficial owners of the Global Note representing the notes.

The following is based on information furnished by DTC:

DTC will act as securities depository for the notes. The notes will be issued as fully-registered notes registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. Generally, one fully registered Global Note will be issued for all of the principal amount of the notes. If, however, the aggregate principal amount of the notes exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such note.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note (“Beneficial Owner”) is in turn recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in Beneficial Ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC’s records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. Beneficial Owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the Registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed. Neither DTC nor Cede & Co. (nor any such other DTC nominee) will consent or vote with respect to the notes unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the regular record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to

Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and interest payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its notes purchased or tendered, through its Participant, to the tender agent, and shall effect delivery of such notes by causing the Direct Participant to transfer the Participant’s interest in the notes, on DTC’s records, to the tender agent. The requirement for physical delivery of notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered notes to the tender agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, certificated notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Registration, Transfer and Payment of Certificated Notes

If we ever issue notes in certificated form, those notes may be presented for registration, transfer and payment at the office of the Registrar or at the office of any transfer agent designated and maintained by us. We have originally designated Deutsche Bank Trust Company Americas to act in those capacities for the notes. The registrar or transfer agent will make the transfer or registration only if it is satisfied with the documents of title and identity of the person making the request. There will not be a service charge for any exchange or registration of transfer of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with the exchange. At any time we may change transfer agents or approve a change in the location through which any transfer agent acts. We also may designate additional transfer agents for any notes at any time.

We will not be required to (1) issue, exchange or register the transfer of any note to be redeemed for a period of 15 days preceding the first publication of the relevant notice of redemption, or if registered notes are outstanding and there is no publication, the mailing of the relevant notice of redemption; (2) exchange or register the transfer of any note that was selected, called or is being called for redemption, except the unredeemed portion of any note being redeemed in part; (3) exchange any unregistered notes selected for redemption except that such unregistered notes may be exchanged for registered notes of like tenor, provided that such registered notes shall be simultaneously surrendered for redemption; or (4) register the transfer of or exchange any notes surrendered for optional repayment, in whole or in part.

We will pay principal and any premium and interest on any certificated notes at the offices of the paying agents we may designate from time to time. Generally, we will pay interest on a note on any interest payment date to the person in whose name the note is registered at the close of business on the regular record date for that payment. We will pay principal and interest at stated maturity or upon earlier redemption or repayment in same-day funds against presentation and surrender of the applicable notes.

UNITED STATES FEDERAL INCOME TAXATION

The following discussion is a summary of certain material United States federal income tax consequences of the purchase, ownership and disposition of a note to a holder that is a United States person (as defined below), but does not purport to be a complete analysis of all potential tax considerations. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations (including temporary regulations) promulgated thereunder, rulings, published administrative positions of the IRS and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect, or to different interpretations. We are not requesting, and will not request in the future, a ruling from the IRS for any of the notes we may offer hereunder, and we give no assurance that the IRS will agree with the statements made in this prospectus or in the applicable pricing supplement.

This discussion does not purport to address all of the United States federal income tax consequences that may be applicable to a holder of a note in light of the holder’s personal investment circumstances or status. In addition, this summary does not address all of the tax consequences that may be relevant to certain types of holders subject to special treatment under the United States federal income tax law, such as individual retirement and other tax-deferred accounts, dealers in securities or currencies, financial institutions, life insurance companies, tax-exempt organizations, S corporations, real estate investment trusts, regulated investment companies, persons holding notes as a hedge or hedged against currency risk, as a position in a straddle for tax purposes, or as part of a “synthetic security” or other integrated investment comprised of a note and one or more other investments, taxpayers subject to the alternative minimum tax, United States persons whose functional currency is other than the United States dollar, or to certain United States expatriates. It also does not discuss the tax consequences to subsequent purchasers of notes (except where noted) and is limited to investors who are United States persons and hold notes as capital assets within the meaning of Section 1221 of the Code.

The United States federal income tax consequences of purchasing, holding or disposing of a particular note will depend, in part, on the particular terms of such note as set forth in the applicable pricing supplement. The United States federal income tax consequences of purchasing, holding or disposing of certain floating-rate notes, certain indexed notes and certain notes that provide for a Survivor’s Option will be set out in the applicable pricing supplement. Persons considering the purchase of notes should consult their own tax advisors concerning the application of the United States federal income tax law to their particular situations, as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction.

For purposes of the following discussion, the term “United States person” means an individual who is a citizen or resident of the United States, an estate that is subject to United States federal income taxation without regard to the source of its income, a corporation or other business entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or a trust if a valid election to be treated as a United States person, as defined in the Code, is in effect with respect to such trust or both:

•	a court within the United States is able to exercise primary supervision over the administration of the trust, and

•	one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the notes, the treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. A holder of notes that is a partnership and partners in such partnership should consult their tax advisors.

The following discussion pertains only to a holder of a note who is a beneficial owner of such note and who is a United States person.

Payments of Interest on Notes that Are not Discount Notes

Except as discussed below under “Discount Notes” and “Short-Term Notes,” stated interest on a note will be taxable to a holder as ordinary interest income at the time that it is accrued or received in accordance with the holder’s method of tax accounting.

Purchase, Sale, Exchange or Retirement of Notes

A holder’s tax basis in a note generally will be the cost of the note to such holder, increased by any original issue discount, market discount or acquisition discount (all as defined below) previously included in the holder’s gross income (as described below), and reduced by any amortized premium (as described below), taken into account by the holder and any principal payments and payments of stated interest that are not payments of qualified stated interest (as defined below) received by the holder.

Upon the sale, exchange or retirement of a note, a holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, except to the extent such amount is attributable to accrued but unpaid interest, and the holder’s tax basis in the note.

Except with respect to:

•	gains attributable to market discount (as described below); and

•	gains on the disposition of a Short-Term Note (as described below);

gain or loss so recognized will be capital gain or loss and will be long-term capital gain or loss, if, at the time of the sale, exchange or retirement, the note was held for more than one year by the holder. Under current law, long-term capital gains of individuals are, under certain circumstances, taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations.

Discount Notes

The following summary is a general description of the United States federal income tax consequences to holders of notes issued with original issue discount for United States federal income tax purposes (“Discount Notes”), and is based on the provisions of the Code and on certain Treasury regulations promulgated thereunder relating to original issue discount (the “OID Regulations”).

For United States federal income tax purposes, “original issue discount” is the excess of the stated redemption price at maturity of each Discount Note over its issue price, if such excess is greater than or equal to a de minimis amount (generally 1/4 of 1% of the Discount Note’s stated redemption price at maturity multiplied by the number of complete years to maturity from the issue date). The issue price of Discount Notes that are issued for cash will be equal to the first price at which a substantial amount of such notes is sold for money. For this purpose, sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored. The stated redemption price at maturity of a Discount Note is the sum of all payments provided by the Discount Note, other than payments of qualified stated interest. Under the OID Regulations, “qualified stated interest” includes stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (with certain exceptions for lower rates paid during some periods) or certain variable rates as described below. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Except as described below with respect to Short-Term Notes, a holder of a Discount Note will be required to include original issue discount in income as it accrues before the receipt of any cash attributable to such income, regardless of such holder’s regular method of accounting for United States federal income tax purposes. Special rules for Variable Rate Notes (as defined below under “Variable Rate Notes”) are described below under “Variable Rate Notes.” A holder of a Discount Note with de minimis original issue discount will include any de minimis original issue discount in income, as capital gain, on a pro rata basis as principal payments are made on such note.

The amount of original issue discount includible in income by the initial holder of a Discount Note is the sum of the daily portions of original issue discount with respect to such note for each day during the taxable year on which such holder held such note (“accrued original issue discount”). Generally, the daily portion of the original issue discount is determined by allocating to each day in any “accrual period” a ratable portion of the original issue discount allocable to such accrual period. Under the OID Regulations, the “accrual periods” for a Discount Note may be selected by each holder, may be of any length, and may vary in length over the term of a Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of original issue discount allocable to each accrual period is equal to the excess, if any, of:

•

the product of a Discount Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and adjusted for the length of such accrual period) over

•	the amount of qualified stated interest, if any, payable on such Discount Note and allocable to such accrual period.

The “adjusted issue price” of a Discount Note at the beginning of any accrual period generally is the sum of the issue price of a Discount Note plus the accrued original issue discount allocable to all prior accrual periods, reduced by any prior payment on the Discount Note other than a payment of qualified stated interest. Under these rules, a holder of a Discount Note generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

If a holder’s tax basis in a Discount Note immediately after purchase exceeds the adjusted issue price of the Discount Note (the amount of such excess is considered “acquisition premium”) but is not greater than the stated redemption price at maturity of such Discount Note, the amount includible in income in each taxable year as original issue discount is reduced (but not below zero) by that portion of the acquisition premium properly allocable to such year.

If a holder purchases a Discount Note for an amount in excess of the stated redemption price at maturity, the holder does not include any original issue discount in income and generally may be subject to the “bond premium” rules discussed below. See “Amortizable Bond Premium.” If a holder has a tax basis in a Discount Note that is less than the adjusted issue price of such Discount Note, the difference may be subject to the market discount provisions discussed below. See “Market Discount.”

Market Discount

If a holder purchases a note (other than a Discount Note or a Short-Term Note) for an amount that is less than its stated redemption price at maturity, or purchases a Discount Note for an amount that is less than its “revised issue price” (as defined under the Code) as of the purchase date, the amount of the difference will be treated as “market discount” unless such difference is less than a specified de minimis amount. Under the market discount rules of the Code, a holder will be required to treat any partial principal payment (or, in the case of a Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange or retirement of, a note as ordinary interest income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at the time of such payment or disposition. Further, a disposition of a note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such note had been sold at its then fair market value. In addition, a holder who purchases a note with market discount may be required to defer the deduction of all, or a portion, of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry such note until the maturity of the note, or its earlier disposition in a taxable transaction.

Market discount is considered to accrue ratably during the period from the date of acquisition to the stated maturity date of a note, unless the holder elects to accrue market discount under the rules applicable to original issue discount. A holder may elect to include market discount in income (generally as ordinary income) currently as it accrues, in which case the rules described above regarding the deferral of interest deductions and ordinary income treatment upon disposition or partial principal payment will not apply. Such election will apply to all debt instruments acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Amortizable Bond Premium

Generally, if a holder’s tax basis in a note held as a capital asset exceeds the stated redemption price at maturity of such note, then such excess will constitute bond premium that the holder may elect to amortize as an offset to interest income on the note under the constant interest rate method over the period from the holder’s acquisition date to the note’s stated maturity date. Any such election will apply to all debt instruments held by and acquired by the holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS. Under certain circumstances, amortizable bond premium may be determined by reference to an early call date. If a holder elects to amortize the premium, the holder will be required to reduce such holder’s tax basis in the note by the amount of the premium amortized during the holding period. If a holder does not elect to amortize premium, the amount of premium will be included in such holder’s tax basis in the note. Therefore, if a holder does not elect to amortize premium and holds the note to maturity, such holder generally will be required to treat the premium as capital loss when the note matures.

Constant Yield Election

Under the OID Regulations, a holder of a note may elect to include in income all interest that accrues on such note using the constant yield method (a “constant yield election”). For this purpose, interest includes stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. Special rules apply to constant yield elections made with respect to notes issued with amortizable bond premium or market discount, including that a holder would be deemed, by virtue of making such constant yield election, to have made an election to amortize bond premium or accrue market discount, as separately described above. Once made with respect to a note, the constant yield election cannot be revoked without the consent of the IRS. Holders considering a constant yield election should consult their own tax advisors.

Variable Rate Notes

A “Variable Rate Note” is a note that

(1)	has an issue price that does not exceed the total noncontingent principal payments by more than the lesser of:

(a)	the product of:

•	the total noncontingent principal payments;

•	the number of complete years to maturity from the issue date; and

•	0.015; or

(b)	15 percent of the total noncontingent principal payments; and

(2)	does not provide for stated interest other than stated interest compounded or paid at least annually at:

(a)	one or more “qualified floating rates;”

(b)	a single fixed rate and one or more qualified floating rates;

(c)	a single “objective rate;” or

(d)	a single fixed rate and a single objective rate that is a “qualified inverse floating rate.”

A qualified floating rate or objective rate in effect at any time during the term of the instrument must be set at a “current value” of that rate. A “current value” of a rate is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

A variable rate is a “qualified floating rate” if

(1)	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds; or

(2)	it is equal to the product of such a rate and either:

(a)	a fixed multiple that is greater than 0.65 but not more than 1.35; or

(b)	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.

If a note provides for two or more qualified floating rates that

•	have values within 0.25 percentage points of each other on the issue date; or

•	can reasonably be expected to have approximately the same values throughout the term of the note,

then the qualified floating rates together constitute a single qualified floating rate. A rate is not a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the note or are not reasonably expected to significantly affect the yield on the note.

An “objective rate” is a rate, other than a qualified floating rate, that is determined using a single, fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer’s stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the note’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the note’s term. An objective rate is a “qualified inverse floating rate” if

•	the rate is equal to a fixed rate minus a qualified floating rate; and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

If interest on a note is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the note that do not differ by more than 0.25 percentage points; or

•	the value of the qualified floating rate or objective rate on the issue date is intended to approximate the fixed rate,

then the fixed rate and the qualified floating rate or the objective rate constitute a single qualified floating rate or objective rate.

Under these rules relating to variable rate debt instruments, federal funds rate notes, LIBOR notes, prime rate notes and treasury rate notes generally will be treated as Variable Rate Notes.

In general, if a Variable Rate Note provides for stated interest at a single qualified floating rate or objective rate and the interest is unconditionally payable in cash at least annually, all stated interest on the Variable Rate Note is qualified stated interest and the amount of original issue discount, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, in the case of any other objective rate, a fixed rate that reflects the yield reasonably expected for the Variable Rate Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period, as described in the previous sentence.

If a Variable Rate Note does not provide for stated interest at a single qualified floating rate or a single objective rate, or at a single fixed rate (other than at a single fixed rate for an initial period), the amount of interest and original issue discount accruals on the Variable Rate Note are generally determined by

•

determining a fixed rate substitute for each variable rate provided under the Variable Rate Note (generally the value of each variable rate as of the issue date or, in the case of an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the Variable Rate Note);

•	constructing the equivalent fixed rate debt instrument (using the fixed rate substitute described above);

•	determining the amount of qualified stated interest and original issue discount with respect to the equivalent fixed rate debt instrument; and

•	making the appropriate adjustments for actual variable rates during the applicable accrual period.

If a Variable Rate Note provides for stated interest, either at one or more qualified floating rates or at a qualified inverse floating rate, and in addition provides for stated interest at a single fixed rate (other than at a single fixed rate for an initial period), then the amount of interest and original issue discount accruals are determined as in the immediately preceding paragraph with the modification that the Variable Rate Note is treated, for purposes of the first three steps of the determination, as if it provided for a qualified floating rate (or a qualified inverse floating rate, as the case may be) rather than the fixed rate. The qualified floating rate (or qualified inverse floating rate) replacing the fixed rate must be such that the fair market value of the Variable Rate Note, as of the issue date, would be approximately the same as the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate (or qualified inverse floating rate) rather than the fixed rate.

Short-Term Notes

In general, an individual or other cash method holder of a note that matures one year or less from the date of its issuance (a “Short-Term Note”) is not required to accrue original issue discount on such note unless it has elected to do so. For purposes of determining whether a note is a Short-Term Note, the note matures on the last possible date that it could be outstanding under its terms. Holders who report income for United States federal income tax purposes under the accrual method, however, and certain other holders, including banks, dealers in securities and electing holders, are required to accrue original issue discount (unless the holder elects to accrue “acquisition discount” in lieu of original issue discount) and stated interest (if any) on such note. “Acquisition discount” is the excess of the remaining stated redemption price at maturity of the Short-Term Note over the holder’s tax basis in the Short-Term Note at the time of the acquisition. In the case of a holder who is not required, and does not elect, to accrue original issue discount or acquisition discount on a Short-Term Note, any gain realized on the sale, exchange or retirement of such Short-Term Note will be ordinary income to the extent of the original issue discount accrued through the date of such sale, exchange or retirement. Such a holder will be required to defer, until such Short-Term Note is sold or otherwise disposed of, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Short-Term Note. Original issue discount or acquisition discount on a Short-Term Note accrues on a straight-line basis unless an election is made to use the constant yield method (based on daily compounding).

The market discount rules will not apply to a Short-Term Note.

Notes Subject to Contingencies, Including Optional Redemption

In general, the following rules apply if a note provides for an alternative payment schedule (or schedules) applicable upon the occurrence of a contingency or contingencies and the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and one of such payment schedules is significantly more likely than not to occur, or the note provides us or the holder with an unconditional option or options exercisable on one or more dates during the term of the note. If based on all the facts and circumstances as of the issue date, a single payment schedule for a note, including the stated payment schedule, is significantly more likely than not to occur, then, in general, the yield and maturity of the note are computed based on this payment schedule.

Notwithstanding the general rules for determining yield and maturity in the case of notes subject to contingencies, if we have or the holder has an unconditional option or options that, if exercised, would require payments to be made on the notes under an alternative payment schedule or schedules, then (i) in the case of an option or options exercisable by us, we will be deemed to exercise or not exercise an option or combination of options in the manner that minimizes the yield on the note and (ii) in the case of an option or options exercisable by the holder, the holder will be deemed to exercise or not exercise an option or combination of options in the manner that maximizes the yield on the note. For purposes of those calculations, the yield on the note is determined by using any date on which the note may be redeemed or repurchased as the stated maturity date and the amount payable on such date in accordance with the terms of the note as the principal amount at maturity.

If a contingency (including the exercise of an option) actually occurs or does not occur contrary to an assumption made according to the above rules (a “change in circumstances”), then, except to the extent that a portion of the note is repaid as a result of a change in circumstances and solely for purposes of the accrual of original issue discount, the note is treated as retired and then reissued on the date of the change in circumstances for an amount equal to the note’s adjusted issue price on that date.

Indexed Notes

No statutory, judicial or administrative authority directly addresses the characterization for United States federal income tax purposes of some types of indexed notes. As a result, significant United States federal income tax consequences of an investment in those indexed notes are not certain. One possibility is that such indexed notes could be characterized as contingent payment debt instruments subject to Section 1.1275-4 of the Treasury regulations promulgated under the Code. If such indexed notes were treated as contingent payment debt instruments, a holder would be required to accrue interest income on a constant yield basis at an assumed yield determined at the time of issuance of the notes, with adjustments to such accruals when any payments are made that differ from the payments calculated on the assumed yield, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. We are not requesting, and will not request in the future, a ruling from the IRS for any of the indexed notes we may offer, and we give no assurance that the IRS will agree with the statements made in this prospectus or in the applicable pricing supplement.

Survivor’s Option

The tax treatment of certain aspects of a note that has a Survivor’s Option and that is issued other than at or near par may not be clear in certain respects. Holders of any such note should consult their own tax advisors concerning the United States federal income tax consequences of the exercise of the Survivor’s Option.

Information reporting and backup withholding tax

In general, we must report certain information to the IRS with respect to payments of principal, premium, if any, and interest on a note, and payments of the proceeds of the sale or other disposition of a note, to certain non-corporate United States persons. The payor (which may be us or an intermediate payor) will be required to impose backup withholding tax, currently at a rate of 28%, if (i) the payee fails to furnish a taxpayer identification number (“TIN”) to the payor or to establish an exemption from backup withholding tax; (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a notified payee underreporting described in Section 3406(c) of the Code, or (iv) the payee has not certified under penalties of perjury that it has furnished a correct TIN and that the IRS has not notified the payee that it is subject to backup withholding tax under the Code. United States backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States person will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

THE PRECEDING IS A DISCUSSION OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BUT MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR TAX SITUATION. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

Under the terms of a Selling Agent Agreement dated as of August 7, 2009, the notes will be offered from time to time by us to the Purchasing Agent for subsequent resale to the agents and other dealers who are broker-dealers and securities firms. The agents, including the Purchasing Agent, are parties to that agreement. The notes will be offered for sale in the United States only. Dealers who are members of the selling group have executed a Master Selected Dealer Agreement with the Purchasing Agent. We also may appoint additional agents to sell the notes. Any sale of the notes through those additional agents, however, will be on the same terms and conditions to which the original agents have agreed. We expect that the Purchasing Agent will generally purchase the notes at a discount ranging from 0.300% to 3.150% of the non-discounted price for each note sold. However, we also may sell the notes to the Purchasing Agent at a discount greater than or less than the range specified above. The discount at which we sell the notes to the Purchasing Agent will be set forth in the applicable pricing supplement. In addition, we estimate that our expenses that will be incurred in connection with the offer and sale of the notes will total approximately $0.9 million. The Purchasing Agent also may sell notes to dealers at a concession not in excess of the discount it received from us. In certain cases, the Purchasing Agent and the other agents and dealers may agree that the Purchasing Agent will retain the entire discount. We will disclose any particular arrangements in the applicable pricing supplement.

Following the solicitation of orders, each of the agents, severally and not jointly, may purchase notes as principal for its own account from the Purchasing Agent. Unless otherwise set forth in the applicable pricing supplement, these notes will be purchased by the agents and resold by them to one or more investors at a fixed public offering price. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), discount and concession may be changed.

We have the sole right to accept offers to purchase notes and may reject any proposed offer to purchase notes in whole or in part. Each agent also has the right, in its discretion reasonably exercised, to reject any proposed offer to purchase notes in whole or in part. We reserve the right to withdraw, cancel or modify any offer without notice. We also may change the terms, including the interest rate we will pay on the notes, at any time prior to our acceptance of an offer to purchase.

Each agent, including the Purchasing Agent, may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act, or to contribute to any payments they may be required to make in respect of such liabilities. We also have agreed to reimburse the agents for certain expenses.

No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange. However, we have been advised by the agents that the agents may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to make a market in the notes, and they may discontinue making a market at any time without notice. Neither we nor the agents can provide any assurance regarding the development, liquidity or maintenance of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See “Registration and Settlement”.

In connection with certain offerings of notes, the rules of the SEC permit the Purchasing Agent to engage in transactions that may stabilize the price of the notes. The Purchasing Agent will conduct these activities for the agents. These transactions may consist of short sales, stabilizing transactions and purchases to cover positions created by short sales. A short sale is the sale by the Purchasing Agent of a greater amount of notes than the amount the Purchasing Agent has agreed to purchase in connection with an offering of notes. Stabilizing transactions consist of certain bids or purchases made by the Purchasing Agent to prevent or retard a decline in the price of the notes while an offering of notes is in process. In general, these purchases or bids for the notes for the purpose of stabilization or to reduce a syndicate short position could cause the price of the notes to be higher than it might otherwise be in the absence of those purchases or bids. Neither we nor the Purchasing Agent makes any representation or prediction as to the direction or magnitude of any effect that these transactions may have on the price of any notes. In addition, neither we nor the Purchasing Agent makes any representation that, once commenced, these transactions will not be discontinued without notice. The Purchasing Agent is not required to engage in these activities and may end any of these activities at any time.

The agents or dealers to or through which we may sell notes may engage in transactions with us and perform services for us in the ordinary course of business.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Kirkland & Ellis LLP, New York, New York. The agents have been represented by Shearman & Sterling LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from our annual report on Form 10-K for the year ended December 31, 2008 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

BOEING CAPITAL CORPORATION

$5,000,000,000

DEBT SECURITIES

This prospectus describes debt securities that Boeing Capital Corporation may issue and sell at various times. The section of this prospectus entitled “The Debt Securities” provides general information about the debt securities. A prospectus supplement to this prospectus will provide the specific terms of the debt securities. The prospectus supplements may also add, update or change information contained in this prospectus.

The total principal amount of the debt securities issued under this prospectus will not exceed $5,000,000,000. We may distribute the debt securities through underwriters, dealers or agents, or we may sell the debt securities directly to investors. If we use underwriters, dealers or agents to sell the securities, we will name them and describe their compensation in supplements to this prospectus. More detailed information is provided under the heading “How We Plan to Distribute the Debt Securities.”

You are urged to carefully read this prospectus, the prospectus supplement relating to any specific offering of debt securities and all of the information incorporated by reference herein and therein before you make your investment decision. Investing in our debt securities involves risks. See “Risk Factors” beginning on page 2 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

November 12, 2008

We have not authorized any person to give any information or make any representations in connection with this offering other than those contained or incorporated by reference into this prospectus and any accompanying prospectus supplement in connection with the offering described herein and therein, and, if given or made, such information or representations must not be relied upon as having been authorized by us. You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither this prospectus nor any prospectus supplement shall constitute an offer to sell or a solicitation of an offer to buy offered securities in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement is correct as of any date subsequent to the date hereof or of such prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement (Registration Statement) on Form S-3 that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf process, we may from time to time sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus does not contain all of the information included in the Registration Statement. For a more complete understanding of the offering of the debt securities, you should refer to the Registration Statement, including its exhibits. You should read both this prospectus and any prospectus supplement carefully, including the risks of investing in our securities discussed under “Risk Factors,” together with the additional information described under the heading “Where You Can Find More Information About Us.”

Unless otherwise indicated in this prospectus or any prospectus supplement, or the context otherwise requires, all references to “Boeing Capital,” “the Company,” “the Registrant,” “we,” “us” or “our” mean Boeing Capital Corporation, and all references to “Boeing” mean The Boeing Company.

CAUTIONARY NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in or incorporated by reference in this prospectus and in the prospectus supplement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “targets” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by federal securities laws. Our actual results and future trends may differ materially depending on a variety of factors, including:

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the financial condition of the airline industry, which could be adversely affected by changes in general economic conditions, credit ratings, the liquidity of the global financial markets, responses to increasing environmental concerns, as well as events such as war, terrorist attacks, a serious health epidemic and fuel prices increasing or remaining at high levels;

•	the impact of bankruptcies or restructurings on commercial airline customers;

•	the impact of changes in aircraft valuations;

•	the sufficiency of our liquidity, including access to capital markets;

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the impact on us of strategic decisions by Boeing, including the amount of financing provided to support the sale of Boeing products, the level and types of transactional or other support made available to us by Boeing and the ending of production of certain aircraft programs;

•	a decline in Boeing’s or our financial performance, outlook or credit ratings;

•	our ability to meet our contractual obligations, including outstanding financing commitments;

•	reduced lease rates as a result of competition in the used aircraft market, or the inability to maintain aircraft on lease at satisfactory lease rates;

•	financial, legal, tax, regulatory, legislative and accounting changes or actions that may affect the overall performance of our business;

•	the adequacy of coverage of our allowance for losses on receivables;

•	volatility in our earnings due to the timing of asset sales, other risk mitigation activities and fluctuations in our portfolio size; and

•	other risk factors listed from time to time in our filings with the Securities and Exchange Commission.

BOEING CAPITAL CORPORATION

Boeing Capital Corporation is an indirect wholly owned subsidiary of The Boeing Company. In the commercial aircraft market, we facilitate, arrange, structure and provide selective financing solutions for Boeing’s Commercial Airplanes segment customers. In the space and defense markets, we primarily arrange and structure financing solutions for Boeing’s Integrated Defense Systems segment customers.

As of September 30, 2008, our portfolio consisted of equipment under operating leases, finance leases, notes and other receivables, investments, and assets held for sale or re-lease. As of September 30, 2008, our portfolio totaled $6.1 billion. As of September 30, 2008, we owned 287 commercial aircraft and two C-40 aircraft and had partial ownership or security interest in an additional 44 aircraft.

We and Boeing entered into a support agreement on December 23, 2003 with the following principal features:

•	Boeing will maintain 51% or greater ownership of us,

•	Boeing will make contributions to us if our fixed-charge coverage ratio falls below 1.05-to-1 on a four-quarter rolling basis, and

•	Boeing will make contributions to us, if needed, to maintain our tangible net worth at a level of at least $50 million.

The support agreement may not be modified or terminated unless (a) the holders of at least two-thirds of the aggregate principal amount of our debt then outstanding consent to a modification or termination or (b) the modification or termination does not adversely affect the credit ratings of our debt (as determined by each of Moody’s, Standard & Poor’s, and Fitch that rates our debt at the time of the modification or termination). “Debt” for purposes of the support agreement means all present or future indebtedness of Boeing Capital for borrowed money, evidenced by bonds, debentures, notes or similar instruments, excluding intercompany indebtedness. The support agreement is not a guarantee of any of our indebtedness, and is not directly enforceable against Boeing by third parties. The holders of more than 50% of the aggregate outstanding principal amount of all debt have the right to demand that Boeing Capital enforce its rights with respect to the obligations of Boeing listed above.

Boeing Capital was incorporated in Delaware in 1968. Our principal executive office is located at 500 Naches Avenue, SW, Third Floor, Renton, Washington 98057 and our telephone number is (425) 965-4000.

RISK FACTORS

Investing in the debt securities to be offered pursuant to this prospectus involves certain risks. For a discussion of the factors you should carefully consider before deciding to purchase any debt securities that may be offered, please read “Risk Factors” in our most recently filed annual report on Form 10-K and our most recently filed quarterly report on Form 10-Q, as well as those risk factors that may be included in the applicable prospectus supplement and other information included or incorporated by reference in this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the debt securities:

•	to purchase equipment for leases, to make loans and to fund other investments;

•	to fund the acquisition of businesses and parts of businesses; and

•	for other general corporate purposes such as reducing indebtedness, including indebtedness we may owe from time to time to Boeing or other affiliates.

We expect to incur additional indebtedness in connection with our financing operations. However, the amount, timing and precise nature of that indebtedness have not yet been determined and will depend upon the volume of our business, the availability of credit and general market conditions.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of our earnings to fixed charges for the periods indicated:

Year Ended December 31,
2007	2006	2005	2004	2003
1.8	1.8	1.6	1.5	1.3

For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes and fixed charges. Fixed charges consist of interest expense.

THE DEBT SECURITIES

We may offer and sell from time to time two types of debt securities. We have designated the first type as senior securities and the second type as subordinated securities.

The senior securities are to be issued under an indenture dated as of August 31, 2000 (the “senior indenture”), between Boeing Capital and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee. The subordinated securities are to be issued pursuant to an indenture dated as of August 31, 2000 (the “subordinated indenture”), between Boeing Capital and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee. The senior securities and subordinated securities are referred to herein as the “debt securities.” The senior indenture and subordinated indenture are collectively referred to herein as the “indentures” and Deutsche Bank Trust Company Americas is herein referred to as the “trustee.”

The following description of the debt securities relates generally to every series of debt securities. The prospectus supplement will describe the particular terms of any debt securities we may offer. The following summaries of the debt securities are incomplete and may not include all of the information important to you. We urge you to read the indentures and the description of the debt securities included in the prospectus supplement. If any information in the prospectus supplement differs from the general terms described below, you should rely on the information in the prospectus supplement with respect to the particular debt securities being offered. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

As of September 30, 2008, there was $3,367 million in senior indebtedness issued under the senior indenture outstanding and no subordinated indebtedness issued under the subordinated indenture outstanding.

General

The debt securities will be unsecured general obligations of Boeing Capital. The senior securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated securities will be subordinated to all of our existing and future senior indebtedness as described below under “Subordination.”

The indentures do not limit the aggregate principal amounts of debt securities that may be issued. The indentures allow us to issue debt securities from time to time in one or more series with varying maturities, at par or at a discount. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of such series.

You should refer to the prospectus supplement applicable to the debt securities for which this prospectus is being delivered with respect to the following terms:

•	the title of the debt securities being offered and whether they are senior securities or subordinated securities;

•	the aggregate principal amount and the denominations in which the debt securities are being offered;

•	the price or prices at which the debt securities are being offered or the method of determining those prices;

•	the date or dates on which the principal of the debt securities is scheduled to become due, or the method by which this date or these dates will be determined or extended;

•	the rate or rates, which may be fixed or variable, at which the debt securities will bear interest or the formula by which the interest will be calculated;

•	the date or dates from which such interest will accrue, and the method by which such interest will be paid;

•	the place or places where the principal, premium, if any, and interest, if any, on that issue of debt securities will be payable;

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the place or places where that issue of debt securities may be surrendered for exchange, and notices or demands in respect of the debt securities may be served and any registered securities may be surrendered for registration of transfer;

•	the terms and conditions, if any, upon which we may redeem the debt securities prior to their stated maturity;

•	any obligation by us to redeem, purchase or repay the debt securities at the option of the holder;

•	any provisions for the establishment of a sinking, purchase or other similar fund, if any;

•	whether the debt securities are to be issued as fully registered securities, bearer securities, or both, and with or without coupons, or both;

•	whether the debt securities will be issued in whole or in part in the form of a global certificate;

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any provisions for the payment of specified taxes, assessments or other governmental charges to non-United States persons or option to redeem the affected debt securities in lieu of making such payments;

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the currency or currency unit of payment of principal of and premium, if any, and interest on such debt securities, and any index used to determine the amount of principal of and premium, if any, and interest on such debt securities;

•	any additional covenants applicable to the debt securities;

•	any additional events of default other than those described in the indentures;

•	any modifications or deletions of any events of default or covenants applicable to the debt securities; and

•	any other terms of such debt securities.

Form, Exchange, Registration and Transfer

The debt securities of a series may be issued in fully registered form, as bearer securities with or without coupons attached or both. The debt securities of a series may be issuable in permanent global form. If the debt securities are issuable as both registered and bearer securities, the holder can opt to exchange the bearer securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) for registered securities of the same series of any authorized denominations and of like aggregate principal amount and tenor. Unless the prospectus supplement for such series provides otherwise, bearer securities that are to be exchanged between a record date and a date on which the next interest payment is due will be surrendered without the coupon relating to such interest payment and such interest payment will be made to the holder of the coupon when due. Unless otherwise indicated in the applicable prospectus supplement, we will not issue bearer securities in exchange for registered securities.

The debt securities may be presented for exchange and registration of transfer at the offices of the trustee maintained for that purpose in the Borough of Manhattan, The City of New York. The debt securities may also be submitted to transfer agents designated by us in the applicable prospectus supplement. The transfer or exchange will be effected when the trustee or authorized transfer agent is satisfied with the documents of title and the identity of the person making the request. At a minimum, we will establish transfer agents, in the case of registered securities, in each place where payments can be made with respect to such series, and in the case of bearer securities, in each place of payment for such series located outside the United States. Additional transfer agents may be designated in the prospectus supplement or otherwise from time to time and we reserve the right to rescind the designation of any transfer agent or to approve a change in the location through which any transfer agent acts. While there will be no service charge for any registration of transfer or exchange of the debt securities, we may require payment of an amount sufficient to cover any taxes and other governmental charges associated with such registration.

If only part of a series of outstanding debt securities is to be called for redemption, we will not be required to do the following:

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register the transfer of or exchange of the debt securities of the series to be redeemed from 15 days before the date notice is given identifying the serial numbers of the debt securities to be redeemed and ending at the close of business on (1) the day of mailing of the notice of redemption, if the debt securities of such are issuable only as registered securities, (2) the first day of publication of the notice of redemption, if the debt securities of such series securities are issuable only as bearer securities, or (3) the day of mailing of the notice of redemption if the debt securities of such series are issuable as both registered securities and bearer securities and no publication of the notice has been made;

•	register the transfer or exchange of any registered security called for redemption except for the portion, if any, that is not being redeemed; or

•

exchange any bearer securities called for redemption, except in exchange for registered securities of that series of like tenor and principal amount that will be immediately surrendered for redemption.

Payment

We will make payments of principal of and premium, if any, and interest, if any, on registered securities at the offices of the agent or agents designated by us to make such payments. We may also make payments of interest, at our option, by check mailed to the address of the person appearing on the securities register maintained by trustee or by wire transfer to the account of the person appearing on such register. Unless otherwise indicated in the applicable prospectus supplement, we will make payments of interest due on the registered securities to the holder of record as it appears on the register maintained by the trustee at the close of business on the date established for making such determination.

Unless otherwise indicated in the applicable prospectus supplement, we will make payments of principal of and premium, if any, and interest, if any, on bearer securities, subject to any applicable law and regulations, at the offices of paying agents designated by us located outside the United States, or by check or wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the applicable prospectus supplement, we will only make payments of interest on bearer securities against surrender of the coupon relating to such interest installment.

We have designated the trustee as our sole paying agent for debt securities issuable solely as registered securities. We have designated, in the case of (1) registered securities, the trustee as paying agent in the Borough of Manhattan, The City of New York and, (2) bearer securities, a paying agent in each place outside of the United States where such debt securities or their associated coupons may be surrendered for payment; provided, however, that if such debt securities are listed on a stock exchange located outside the United States and if required by the rules of such stock exchange, we have agreed to maintain a paying agent in such cities outside the United States as required.

Additional paying agents may be designated in the prospectus supplement or otherwise from time to time and we reserve the right to rescind the designation of any paying agent or to approve a change in the location through which any paying agent acts.

Any moneys we pay to a paying agent for the payment of principal of, premium, or interest on the debt securities which remains unclaimed at the second anniversary of the date such payment was due will be returned to us and thereafter holders of debt securities shall look only to us, as general unsecured creditors, for payment.

Certain Covenants

Definitions.

The following defined terms will be used in this description of the covenants:

•	“capital stock” means any and all shares, interests, participations or other equivalents (however designated) evidencing equity ownership.

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“consolidated assets” means the amount of all assets which under accounting principles generally accepted in the United States of America as in effect on the date of such balance sheet would appear on our consolidated balance sheet (after deducting related depreciation, amortization, unearned finance charges, allowance for credit losses and other valuation reserves), but not including goodwill, unamortized debt discount and expenses, corporate organization expenses, patents and trademarks.

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“consolidated liabilities” means the amount of all liabilities which under accounting principles generally accepted in the United States of America as in effect on the date of such balance sheet would appear on our consolidated balance sheet, including, without limitation, the par value or involuntary liquidation value, whichever is greater, of minority interests, if any, in preference stock of all subsidiaries, but not including the following: redeemable preferred or preference stock, minority interests, if any, in common stock of subsidiaries, valuation reserves (including unearned finance charges and allowances for credit losses deducted from assets), our capital stock and surplus and surplus reserves, deferred taxes, deferred investment tax credits and any of our subordinated indebtedness.

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“debt” means, with respect to any person, all obligations for borrowed money of such person which in accordance with accounting principles generally accepted in the United States of America shall be classified upon a balance sheet of such person as liabilities of such persons, including (a) direct debt and other similar monetary obligations of such person, (b) obligations secured by any lien upon property owned by such person or obligations created or arising under any conditional sale, capital lease, or other title retention agreement with respect to property acquired by such person; provided, however, that debt does not include any indebtedness, including purchase money indebtedness, with respect to which a creditor has no recourse against the obligor except recourse to specific property the acquisition of which was financed by or otherwise secures such indebtedness, or the proceeds of any sale or lease of such property or both, and (c) obligations under agreements to pay installments of purchase price or other like payments with respect to fixed assets not utilized by such person or its subsidiaries in the ordinary course of business, including obligations ostensibly to pay rent under which an equity interest is to be acquired in the rented property. Debt includes all guarantees of such person to the extent the amount of such guarantees is in excess of 50% of the shareholder’s equity of such person.

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“lien” means any interest in property securing an obligation owed to, or a claim by, a person other than the owner of the property, whether such interest is based on the common law, statute or contract (but excluding a landlord’s statutory lien for rent not yet due), and including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property. For the purpose of the indentures, Boeing Capital or a subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, capital lease or other arrangement pursuant to which title to the property has been retained by or vested in some other person for security purposes.

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“original issue discount security” means any debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof.

•	“property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

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“senior indebtedness” means all of the indebtedness of, or guaranteed by, Boeing Capital for borrowed money (including the principal of, premium, if any, or interest on any such borrowed money and any commitment fees for unborrowed amounts which, if borrowed, would constitute senior indebtedness), whether currently outstanding or hereafter incurred, unless, under the instrument evidencing the same or under which the same is outstanding, it is expressly provided that such indebtedness is subordinate to other indebtedness and obligations of Boeing Capital.

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“shareholder’s equity” of any person means the shareholder’s equity appearing on the balance sheet of such person as determined under accounting principles generally accepted in the United States of America.

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“subordinated indebtedness” means the subordinated securities and all other indebtedness of, or guaranteed by, Boeing Capital whether or not outstanding on the date of the subordinated indenture, which is by the terms thereof made subordinate and junior in right of payment to all senior indebtedness.

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“subsidiary” means any subsidiary of Boeing Capital, the outstanding voting stock of which is more than 50% owned, directly or indirectly, by Boeing Capital or by one or more of its subsidiaries. For the purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

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“U.S. government obligations” means generally direct noncallable obligations of the United States of America for the payment of which its full faith and credit is pledged or obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America.

Limitation upon Liens

The indentures provide that we will not, and will not permit any subsidiary to, create or permit to continue in existence any lien or charge of any kind, upon any of our or our subsidiaries’ property or assets unless the debt securities then outstanding shall be equally and ratably secured (subject, in the case of the subordinated securities, to subordination as to rights of payment as provided in the subordinated indenture), with any other obligation or indebtedness so secured, except that we or any subsidiary may:

(a) lease or sublease property to others in the ordinary course of our or any subsidiary’s business or lease or sublease any property if such property is not needed by us or any subsidiary in the operation of our or such subsidiary’s business;

(b) create, assume and incur or permit to exist liens on property acquired or constructed by us or a subsidiary to secure the purchase price of such property (or to secure indebtedness for money borrowed or incurred prior to or within 12 months after the acquisition or construction of any such property to be subject to such lien for the purpose of such acquisition or construction), or liens existing on any such property at the time of acquisition, whether or not assumed, or any lien existing on any property of any person at the time it becomes a subsidiary or is merged or consolidated with Boeing Capital or any subsidiary or at the time of acquisition of the assets of a person as an entirety or substantially as an entirety by Boeing Capital or any subsidiary, and any conditional sales agreement or other title retention agreement with respect to any property acquired after the date of the indentures; provided, however, that the aggregate principal amount of the indebtedness secured by all such liens on any particular property shall not exceed the cost of such property, including improvements, to Boeing Capital or the subsidiary, and provided, further, that any such lien does not extend to other property owned prior to such acquisition or construction or to property thereafter acquired or constructed;

(c) create, assume and incur such liens that secure indebtedness for borrowed money, including purchase money indebtedness, which are incurred to finance or refinance (irrespective of whether the original acquisition of the property was with or from money borrowed) the acquisition of property subject to such lien and in respect of which the creditor has no recourse against Boeing Capital or the subsidiary except recourse to such property or to the proceeds of any sale or lease of such property or both;

(d) create, assume and incur or permit to exist liens on property of Boeing Capital or the subsidiary in favor of the United States of America or any state thereof, or any department, governmental body, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract, or statute relating thereto;

(e) make any deposit with or give any form of security to any governmental agency or other body created or approved by law or governmental regulation in order to enable Boeing Capital or the subsidiary to maintain self-insurance, or to participate in any fund or payment in connection with workmen’s compensation, unemployment insurance, old-age pensions, or other social security, or to share in any privileges or other benefits available to corporations participating in such arrangements, or for any other purpose at any time required by law or regulation promulgated by any government agency or office as a condition to the transaction of any business or the exercise of any privilege or license, or deposit assets of Boeing Capital or the subsidiary with any surety company or clerk of any court, or in escrow, as collateral in connection with, or in lieu of, any bond on appeal by Boeing Capital or the subsidiary from any judgment or decree against it, or in connection with any other proceedings in actions at law or suits in equity by or against Boeing Capital or the subsidiary;

(f) incur or suffer to be incurred or to exist upon any of its property or assets (i) liens for taxes, assessments or other governmental charges or levies which are not yet due or payable without penalty or of which amount, applicability or validity is being contested by Boeing Capital or the subsidiary in good faith by appropriate proceedings and Boeing Capital or the subsidiary shall have set aside on its books reserves which it deems to be adequate (segregated to the extent required by accounting principles generally accepted in the United States of America), provided, that foreclosure, distraint, sale or similar proceedings (other than those that may be and are cured by payment) have not been commenced, (ii) the liens of any judgment and other similar liens arising in connection with court proceedings, provided such lien is discharged or the execution or other enforcement of such lien is effectively stayed within six months of the creation of such lien, (iii) undetermined liens or charges incident to construction, (iv) materialmen’s, mechanics’, workmen’s, repairmen’s, landlords’ liens for rent or other like liens arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by Boeing Capital or the subsidiary in good faith by appropriate proceedings, or deposits to obtain the release of such liens or (v) any encumbrances consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor defects and irregularities in the title to such real property, which do not materially impair the use of such property by Boeing Capital in the operation of its business or the value of such property for the purpose of such business;

(g) create or suffer to be created or to exist in favor of any lender of moneys or holder of commercial paper of Boeing Capital or any subsidiary in the ordinary course of business a banker’s lien or right of offset in the holder of such indebtedness on moneys of Boeing Capital or any subsidiary deposited with such lender or holder in the ordinary course of business;

(h) create, assume and incur liens that relate solely to the purchase of, or the investment in or with respect to, a specific item or items of tangible personal property and secures indebtedness evidenced by participation certificates, trust certificates, indentures or the like, however denominated, provided that no such lien shall constitute a general lien or mortgage on substantially all the tangible assets of Boeing Capital;

(i) refund, replace or extend any lien permitted by the indentures for amounts not exceeding the principal amount of indebtedness so refunded or extended at the time of the refunding or extension, and covering only the same property theretofore securing the same;

(j) deposit or pledge assets as security for the performance of any contract or undertaking not directly or indirectly related to the borrowing of money or the securing of indebtedness, if made in the ordinary course of business;

(k) permit to exist any lien existing on the date of the indentures on its property;

(l) create, assume and incur or permit to exist any lien on any aircraft or equipment held by Boeing Capital or any subsidiary for lease to third parties, if such lien secures an obligation in respect of money borrowed which provides that recourse to Boeing Capital or such subsidiary shall not be had for the payment of such obligation;

(m) for the avoidance of doubt, create, incur, or suffer to be created or to exist liens granted in connection with, or otherwise evidencing, the sale or securitization of accounts, leases, chattel paper, instruments, general intangibles or other financial assets of Boeing Capital or any subsidiary; and

(n) in addition to the liens permitted by clauses (a) through (m) above, secure an aggregate principal amount of indebtedness of Boeing Capital not in excess of 15% of consolidated assets.

You should read the applicable prospectus supplement for information about additional covenants that may be included in the terms of the debt securities.

Merger and Sales of Assets by Boeing Capital

Boeing Capital may consolidate or merge with or into any other corporation, and Boeing Capital may convey, transfer or lease all or substantially all of its properties or assets to another person provided that:

(a) the corporation formed by such consolidation or into which Boeing Capital is merged or the person which acquires by conveyance or transfer, or which leases, the properties and assets of Boeing Capital substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and if such corporation is not Boeing Capital, shall expressly assume, by an indenture supplement, executed and delivered to the trustee, in form satisfactory to the trustee, the due and punctual payment of the principal of, (and premium, if any) and interest (including all additional amounts, if any) on all the debt securities and the performance of every covenant of the respective indenture on the part of Boeing Capital to be performed or observed;

(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of Boeing Capital or a subsidiary as a result of such transaction as having been incurred by Boeing Capital or a subsidiary at the time of such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing;

(c) if, as a result of any such consolidation, merger, conveyance, transfer or lease, the properties or assets of Boeing Capital would become subject to a mortgage, pledge, lien, security interests or other encumbrance which would not be permitted by the applicable indenture, Boeing Capital or such successor corporation or person, as the case may be, shall take such steps as shall be necessary to effectively secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby; and

(d) Boeing Capital has delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation (if the corporation formed by such consolidation is not Boeing Capital), merger, conveyance, transfer or lease and such supplemental indenture comply with the terms of the respective indentures and that all conditions precedent provided for relating to such transaction shall have been complied with.

Events of Default, Notice and Waiver

The following events, with respect to the debt securities of a series are defined in the indentures as “events of default”:

•

the non-payment of any interest on the debt securities of that series extending 30 days beyond the date such interest payment became due and whether or not, in the case of the subordinated securities, such payment is prohibited by the subordination provisions referred to below under “Subordination”;

•

non-payment of any principal of (or premium, if any, on) the debt securities of the applicable series as such payments become due whether or not, in the case of the subordinated securities, such payment is prohibited by the subordination provisions referred to below under “Subordination”;

•

default in the deposit of any sinking fund payment on the debt securities of that series when and as due, whether or not, in the case of the subordinated securities, such payment is prohibited by the subordination provisions referred to below under “Subordination”;

•

default in the performance of any other covenant or warranty of Boeing Capital in the respective indenture which remains unremedied for a period of 60 days after notice of default by the holders of at least 25% in principal amount of the outstanding debt securities of that series or by the trustee;

•

an event of default, as defined in any mortgage, indenture or instrument evidencing any indebtedness of Boeing Capital for money borrowed (including other series of debt securities) in excess of $35,000,000 aggregate principal amount then outstanding (except that such dollar amount shall not apply with respect to a default with respect to debt securities of any series outstanding), as a result of which such indebtedness of Boeing Capital shall have been accelerated and such acceleration shall not have been annulled or rescinded, or there having been deposited in trust a sum of money sufficient to discharge in full such indebtedness, within a period of 20 days after notice of default by the holders of at least 25% in principal amount of the outstanding debt securities of that series or by the trustee;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default provided in a supplemental indenture with respect to debt securities of a particular series.

You should read the applicable prospectus supplement relating to any series of offered debt securities which are original issue discount securities for the particular provisions relating to the principal amount of such original issue discount securities due upon acceleration upon the occurrence of an event of default and its continuation.

The trustee is required, within 90 days after the occurrence of any default with respect to the debt securities of any series which is known to the trustee and is continuing, to give to the holders of the applicable series of debt securities with respect to which such default has occurred notice of such default, provided, that, except in the case of default in the payment of principal, premium, if any (including any sinking fund payment) or interest, if any, on a series of debt securities with respect to which such default has occurred, the trustee shall be protected in withholding such notice if it determines in good faith that the withholding of such notice is in the interest of the holders of the debt securities of such series.

If an event of default with respect to debt securities of any series then outstanding shall have occurred and be continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal (or, if the debt securities of that series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) and accrued interest of all the debt securities of such series to be due and payable immediately; provided, however, that in certain cases, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding may rescind and annul such declaration and its consequences.

The trustee, subject to its duties during default to act with the required standard of care, may require indemnification by the holders of a series of debt securities with respect to which a default has occurred before proceeding to exercise any right or power under the applicable indenture at the request of the holders of debt securities of such series. The holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

In certain cases, the holders of not less than a majority in principal amount of an outstanding series of debt securities may, on behalf of the holders of all debt securities of such series, and any coupons appertaining to such debt securities, waive any past default with respect to such series and its consequences except a default (1) in the payment of the principal, premium, if any, or interest (except to the extent that such interest has been paid), if any, on such series of debt securities with respect to which such default has occurred, or (2) in respect of a covenant or provision in the indenture which cannot be modified or amended without the consent of each holder of each debt security of the applicable series.

We are required to file annually with the trustee a certificate as to the absence of defaults under each indenture.

The occurrence of an event of default under an indenture may give rise to a cross-default under other series of debt securities issued under such indenture and other indebtedness of ours that may be outstanding from time to time.

Notices

Except as otherwise provided in the indentures, notices to holders of bearer securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such debt securities. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the security registers maintained by the trustee.

Modification of the Indentures

Modification and amendment of the indentures may be made by us and the trustee without the consent of any holder, for any of these purposes:

•	to evidence the succession of another corporation to Boeing Capital;

•	to add to the covenants of Boeing Capital for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Boeing Capital;

•	to add additional events of default;

•	to change any provision of the indentures to facilitate the issuance of bearer securities;

•	to change or eliminate any provision of any indenture; provided that no debt security outstanding of any series is entitled to the benefit of such provision;

•	to secure the debt securities;

•	to establish the form or terms of unissued debt securities;

•	to provide for the acceptance of appointment by a successor trustee; or

•

to cure any ambiguity, defect or inconsistency in the indentures; provided that any such action shall not adversely affect the interests of the holders of any series of debt securities or any related coupons in any material respect.

Modification and amendment of the indentures may be made by us and the trustee with the consent of the holders of not less than two-thirds in principal amount of the outstanding debt securities of an affected series; provided, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of the debt securities or the rate of interest on the debt securities or any premium payable upon the redemption of the debt securities;

•	change any obligation of Boeing Capital to pay additional amounts, as provided in the indentures;

•	change the place or currency of payment in which any debt security or any premium or interest on the debt securities is payable;

•	impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of the debt securities;

•	reduce the above-stated percentage of outstanding debt securities necessary to modify or amend the respective indentures, or reduce the requirements for quorum or voting;

•	change any obligation of Boeing Capital to maintain an office or transfer agency;

•	with respect to the senior securities, reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity of the debt securities; or

•	modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any past default or compliance with certain restrictive provisions.

Discharge and Defeasance

Under each of the indentures, we may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by depositing with the applicable trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal and premium, if any, and interest, if any, to the date of such deposit (if such debt securities have become due and payable) or to the maturity of the debt securities or redemption date, as the case may be, along with an officer’s certificate and an opinion of counsel stating that all conditions precedent relating to the satisfaction and discharge of the indenture have been complied with.

Each indenture further provides that, if applicable to the debt securities of any series, we may elect to defease and be discharged from any and all obligations with respect to such debt securities (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on such debt securities and the obligations to register the transfer or exchange of such debt securities, to replace temporary or mutilated, destroyed, lost or stolen securities, to maintain an office or agency in respect of such debt securities and to hold moneys for payment in trust) (“defeasance”) upon the irrevocable deposit by us with the trustee, in trust, of an amount of money or U.S. government obligations, or both, applicable to such debt securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

Such a trust may only be established if, among other things, (i) the defeasance does not result in a breach or violation of, or constitute a default under, the applicable indenture or any other agreement or instrument to which we are a party or by which we are bound, (ii) no default or event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of the establishment of such a trust and (iii) we have delivered to the trustee an opinion of counsel (as specified in the applicable indenture) to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and such opinion of counsel must refer to and be based upon a letter ruling of the IRS received by us, a revenue ruling published by the IRS or a change in applicable U.S. federal income tax law occurring after the date of the applicable indenture.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance, including any modifications to the provisions described above, with respect to the debt securities of a particular series.

Subordination

The indebtedness evidenced by the subordinated securities and the payment of the principal of and premium, if any, and interest, if any, on each and all of the subordinated securities are subordinated in right of payment to the prior payment in full of senior indebtedness and, unless specifically designated as ranking junior to other subordinated debt securities of Boeing Capital, rank equally with all other subordinated debt securities of Boeing Capital which have not been specifically designated as ranking junior to other subordinated debt securities of Boeing Capital. We have not issued any subordinated debt ranking junior to the subordinated securities but we reserve the right to issue such junior subordinated debt.

If we default in the payment of any senior indebtedness, unless and until such default shall have been cured or waived, no direct or indirect payment shall be made or agreed to be made on account of the principal of and premium, if any, or interest, if any, or any additional amounts on the subordinated securities, or in respect of any sinking fund for, or redemption, retirement or purchase or other acquisition of any of the subordinated securities.

If any other event of default occurs with respect to any senior indebtedness, permitting the holders of such senior indebtedness to accelerate the maturity of the senior indebtedness, then, unless and until such event of default shall have been cured or waived, no direct or indirect payment shall be made or agreed to be made on account of the principal of, or premium, if any, or interest, if any (including additional amounts) on any subordinated securities or in respect of any sinking fund for, or redemption, retirement, purchase or other acquisition of the subordinated securities, during any period of 90 days after written notice of such default shall have been given to us by any holder of senior indebtedness or during any period in which any judicial proceeding is pending in respect of such default and a notice of acceleration of the maturity of such senior indebtedness has been transmitted to us in respect of such default.

In the event of: (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment or other similar proceeding relating to Boeing Capital, its creditors or its property; (ii) any proceeding for the liquidation, dissolution or other winding up of Boeing Capital, whether voluntary or involuntary, whether or not involving bankruptcy proceedings; (iii) any assignment by Boeing Capital for the benefit of creditors; or (iv) any other marshalling of the assets of Boeing Capital, all senior indebtedness (including any interest accruing after the commencement of such proceedings) shall first be paid in full before any payment or distribution shall be made to any holder of subordinated securities.

If any such payment or distribution to be paid to the holders of senior indebtedness shall be made to any holder of subordinated securities in contravention of the foregoing and before all of the senior indebtedness shall have been paid in full, such payment or distribution shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of senior indebtedness at the time outstanding in accordance with the priorities then existing among such holders for applications to the payment of all senior indebtedness remaining unpaid.

Senior indebtedness shall not be deemed to have been paid in full unless the holders of the senior indebtedness shall have received cash equal to the amount of senior indebtedness then outstanding. Upon payment in full of all senior indebtedness, the holders of subordinated securities shall be subrogated to all rights of any holders of senior indebtedness to receive any further payments or distributions applicable to the senior indebtedness until all amounts owing on the subordinated securities shall have been paid in full, and such amounts or distributions which otherwise would be paid or distributed to the holders of senior indebtedness, shall, as between Boeing Capital and its creditors other than the holders of senior indebtedness, on the one hand, and the holders of the subordinated securities, on the other hand, be deemed to be a payment by Boeing Capital on account of senior indebtedness and not on account of the subordinated securities.

Book-Entry Securities

Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise indicated in the applicable prospectus supplement, The Depository Trust Company (DTC), New York, New York, will act as securities depository for the debt securities, and the debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered security certificate will be issued for each issue of the debt securities, each in the aggregate principal amount of such issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500 million, one certificate will be issued with respect to each $500 million of principal amount, and an additional certificate will be issued with respect to any remaining principal amount of such issue.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (Direct Participants) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (DTCC). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such debt securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of debt securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the debt securities, such as redemptions, tenders, defaults, and proposed amendments to the debt security documents. For example, Beneficial Owners of debt securities may wish to ascertain that the nominee holding the debt securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to debt securities unless authorized by a Direct Participant in accordance with DTC’s NMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts debt securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee or other agents, on payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, Boeing Capital, the trustee or other agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of Boeing Capital or the trustee or other agents, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its debt securities purchased or tendered, through its Participant, to the trustee or other agents, and shall effect delivery of such Securities by causing the Direct Participant to transfer the Participant’s interest in the debt securities, on DTC’s records, to the trustee or other agents. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered debt securities to the trustee’s or other agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to Boeing Capital, the trustee or other agents. Under such circumstances, in the event that a successor depository is not obtained, debt security certificates are required to be printed and delivered.

Boeing Capital may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Boeing Capital believes to be reliable, but Boeing Capital takes no responsibility for the accuracy thereof. You should read the applicable prospectus supplement for information about any changes regarding the issuance of the debt securities or the terms thereof.

Governing Law

The indentures are and, unless otherwise indicated in a prospectus supplement, the debt securities will be governed by and construed in accordance with the laws of the State of New York.

HOW WE PLAN TO DISTRIBUTE THE DEBT SECURITIES

Method of Distribution

We may sell the debt securities to or through underwriters, to be designated from time to time, and we also may sell debt securities directly to investors or through agents or broker-dealers. In addition, we may authorize agents of Boeing Capital to solicit and receive offers from certain institutions to purchase the debt securities. Any distributor to whom or through whom we will sell debt securities will be named in the applicable prospectus supplement. Each prospectus supplement will describe the method of distribution for the debt securities offered in connection with such prospectus supplement, including the names of any underwriters or agents, the purchase price and the proceeds we will receive from the sale and any securities exchanges on which the securities of the series may be listed.

Pricing

The debt securities may be sold from time to time in one or more transactions at:

•	a fixed price or prices, subject to change;

•	market prices prevailing at the time of sale;

•	prices relating to prevailing market prices; or

•	negotiated prices.

We may determine the price or other terms of the debt securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus. The debt securities, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell debt securities for public offering and sale may make a market in those debt securities, but the underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the debt securities.

Compensation to Distributors of the Debt Securities

We or purchasers of debt securities through agents or underwriters may pay compensation to the distributors of the debt securities. Such compensation may be discounts, concessions or commissions. This compensation, as well as profit received by distributors in connection with the resale of debt securities, may be deemed to be underwriting discounts and commissions under the Securities Act. Each prospectus supplement will describe any distributor receiving compensation from us deemed to be “underwriting discounts and commissions” under the Securities Act and the compensation received by the distributor.

Indemnification of Distributors of the Debt Securities

We may enter into agreements with distributors of the debt securities to indemnify them against and provide contribution toward certain liabilities, including liabilities under the Securities Act.

Bearer Debt Securities

Each distributor of debt securities which are issuable as bearer debt securities will agree not to offer, sell or deliver, in any manner, bearer debt securities in the United States or to United States persons in connection with the original issuance of the debt securities.

Other Information

Some distributors of the debt securities or affiliates of such persons may perform services for Boeing Capital or engage in transactions with Boeing Capital in the ordinary course of business. In connection with the distribution of the debt securities, Boeing Capital may enter into swap or other hedging transactions with, or arranged by, distributors of the debt securities or affiliates of such persons. These distributors or their affiliates may receive compensation, trading gain or other benefits from these transactions.

VALIDITY OF THE DEBT SECURITIES

Legal matters in connection with the debt securities will be passed upon for us by our counsel, Winston & Strawn LLP, Chicago, Illinois, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and accordingly we file reports and other information with the SEC. You can inspect and copy these materials at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can also find our SEC filings at the SEC’s Internet website at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference:

•	our annual report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 15, 2008;

•	our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, filed April 23, 2008; June 30, 2008, filed July 23, 2008; and September 30, 2008, filed October 22, 2008; and

•

all information filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all the securities covered by this prospectus have been sold.

We are not, however, incorporating by reference any documents or portions of documents, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 and 7.01 of Form 8-K.

We will make available free of charge, upon request, copies of this prospectus and any document incorporated by reference in this prospectus, other than exhibits to these documents that are not specifically incorporated by reference into those documents, by writing or telephoning

Boeing Capital Corporation

PO Box 3707, MC 6Y1-00

Seattle, Washington 98124-2207

Attention: Treasury Department

Telephone: (425) 965-4000

Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein (or in any subsequently filed document which is also incorporated or deemed incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.